PROSPECTUS

                                                          Pursuant to Rule 424B3
                                                              File No. 333-55088

                           [Insert Harp & Eagle logo]






                                1,000,000 SHARES
                               HARP & EAGLE, LTD.
                                  COMMON STOCK
                                   ----------


     Harp & Eagle, Ltd. is offering a minimum of 60,000 shares and a maximum of 1,000,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. As indicated below, the initial public offering price is $6.00 per share.

     We anticipate that, upon the completion of this offering, our common stock will be quoted on the NASD's OTC Bulletin Board or in the National Daily Quotation Bureau Pink Sheets under the symbol "HARP".

     INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                               -------------------
                               PRICE $6.00 A SHARE
                               -------------------

                                                                         Underwriting
                                                 Price to                Discounts and              Proceeds to
                                                  Public                  Commissions              Harp & Eagle
                                                 --------                -------------             ------------

Per Share.................................         $6.00                      -0-   (1)                 $6.00
Minimum (60,000 shares)...................       $360,000                   $28,800 (1)               $331,200
Maximum (1,000,000 shares)................      $6,000,000                  $32,882 (1)              $5,967,118

---------------
(1) Prior to the amended date of this prospectus, the offering was underwritten, on a "best-efforts" basis, by an independent broker-dealer whose engagement as our managing placement agent has since been terminated. Prior to such termination, 68,505 shares, including the 60,000-share minimum offering, were sold, and commissions in the aggregate amount of $32,882 were paid. As described in this prospectus under "Plan of Distribution," the offering is now being self-underwritten by Harp & Eagle, and, unless another underwriter is appointed by us, no additional commissions will be paid.

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This is a best-efforts, minimum-maximum offering. We were required to sell the minimum offering of 60,000 shares or no shares would have been sold. We are not required to sell any specific number or dollar amount of securities in excess of the 60,000-share minimum offering, but will use our best efforts to sell all of the 1,000,000 shares offered. Funds received from subscribers are held in escrow by Grafton State Bank. Unless collected funds sufficient to purchase at least the minimum offering of 60,000 shares had been received by the escrow agent from accepted subscribers within 120 days from the initial date of this prospectus, all purchase payments would have been returned in full to subscribers, without interest or deduction. The minimum offering was sold within the foregoing period, and, accordingly, the offering may continue until 1,000,000 shares are sold or September 30, 2003, whichever occurs first. However, we may terminate the offering at any earlier time if we choose to do so.

December 11, 2001, amended as of December 15, 2002

                              [Inside front cover]



























           [Insert graphic, including photographs of Castledaly Manor superimposed on a map of its location in Ireland]

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

Prospectus Summary.......................................................    3
Risk Factors.............................................................    5
Use of Proceeds..........................................................    8
Dividend Policy..........................................................    9
Dilution.................................................................   10
Selected Financial Data..................................................   11
Management's Discussion and Analysis of Financial Condition
   and Results of Operations.............................................   12
Business.................................................................   15
Management...............................................................   18
Certain Relationships and Related Transactions...........................   20
Principal Stockholders...................................................   22
Description of Securities................................................   23
Shares Eligible for Future Sale..........................................   27
Plan of Distribution.....................................................   28
Legal Matters............................................................   29
Experts..................................................................   29
Where You Can Find Additional Information................................   29
Index to Financial Statements............................................   30
Exhibit A (Subscription Agreement).......................................  A-1

                               PROSPECTUS SUMMARY

     You should carefully read the following summary in conjunction with the more detailed information appearing elsewhere in this prospectus concerning our company and the common stock being offered, including our consolidated financial statements and related notes. In this prospectus, "Harp & Eagle," "we," "us" and "our" refer to Harp & Eagle, Ltd., a Wisconsin corporation, and its subsidiaries, and not to the selected placement agents.

                                   OUR COMPANY

     Harp & Eagle is engaged in the business of forming, acquiring, operating and managing Irish-theme inns and restaurants. We own all of the outstanding common stock of Castledaly Acquisition Corporation, a Wisconsin corporation which wholly owns Castledaly Manor, Ltd., an Irish limited company which owns a 23-room inn and related facilities in a refurbished country manor known as Castledaly Manor, located approximately five miles from Athlone, County Westmeath, in the center of Ireland. Our consolidated sales totalled $1,411,880 for fiscal 2001 and $1,093,240 for the nine months ended September 30, 2002, yielding consolidated net income of $73,760 and $36,994 for such periods, respectively. See "Business."

     Harp & Eagle was incorporated in 1999 under the laws of the State of Wisconsin. Castledaly Acquisition Corporation and Castledaly Manor, Ltd. were incorporated in 1997 under the laws of Wisconsin and Ireland, respectively. Our executive offices are located at 1234 North Astor Street, Milwaukee, Wisconsin 53202. Our telephone number is (414) 272-5273, and our facsimile number is (414) 290-6300. Castledaly Manor is located in Athlone, County Westmeath, Ireland. Its telephone number, when dialing from the United States, is (011) 353-902-81221, and its facsimile number is (011) 353-902-81600; its e-mail address is castledaly@tinet.ie.

                                  THE OFFERING

     Common stock offered.........................................       1,000,000 shares
     Common stock outstanding before the offering.................         649,661 shares
     Common stock outstanding as of September 30, 2002............         717,766 shares
     Common stock to be outstanding after maximum offering........       1,649,661 shares
     Proposed trading symbol......................................                   HARP

     This is a best-efforts, minimum-maximum offering. Unless at least 60,000 shares had been sold within 120 days from the initial date of this prospectus, the offering would have terminated, and no shares would have been sold. The minimum offering was sold within the foregoing period, and, accordingly, the offering may continue until 1,000,000 shares are sold or September 30, 2003, whichever occurs first. Our selected placement agents are not obligated to (1) sell any number or dollar amount of our common stock in excess of the 60,000-share minimum offering or (2) purchase any shares at any time. While these agents have agreed to use their best efforts to sell on our behalf all of the common stock offered, we cannot guarantee how much stock in excess of the required minimum, if any, will actually be sold in the offering. See "Risk Factors" and "Plan of Distribution" for additional information concerning the terms of this offering.

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THE PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                                 USE OF PROCEEDS

     We intend to use the initial net proceeds of this offering to repay existing indebtedness incurred principally in connection with the acquisition of Castledaly Acquisition Corporation and the improvement and operation of our Castledaly Manor inn and restaurant located in Athlone, Ireland. We anticipate that approximately $486,000 will be expended for this purpose. If we receive sufficient net proceeds in excess of the minimum offering, we will pursue our plans to develop inns in Green Bay, Wisconsin and County Antrim, Ireland. We expect that the cost of these projects will require approximately $2,000,000 and $1,500,000 of proceeds, respectively. If net proceeds are not sufficient or exceed the amounts required for the foregoing purposes, we will expend such proceeds to grow and expand our existing business, principally by improving our properties and/or increasing our ownership interest in affiliated properties. Please see "Use of Proceeds" for additional information concerning the manner in which we intend to expend the net proceeds of this offering.

                             SUMMARY FINANCIAL DATA

     You should read the following summary financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, and related notes, which are included in this prospectus. The information shown below as of December 31, 2001 and 2000, and for the years then ended, has been derived from our consolidated financial statements, which have been audited by Cherry, Bekaert & Holland, L.L.P., independent certified public accountants. Our unaudited consolidated financial statements as of September 30, 2002, and for the nine-month periods ended September 30, 2002 and 2001, reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial condition and results for such periods.

                                                         Year Ended                  Nine Months Ended
                                                ----------------------------   -----------------------------
                                                December 31,    December 31,   September 30,  September 30,
                                                    2001            2000           2002           2001
                                                    ----            ----           ----           ----
                                                                                (Unaudited)    (Unaudited)
STATEMENT OF INCOME DATA:

    Total revenues.............................  $ 1,411,880    $   861,663     $1,093,240     $ 1,085,108
    Total costs and expenses...................    1,311,382        809,485      1,043,746       1,038,184
                                                 -----------    -----------     ----------     -----------
    Income before income taxes.................      100,498         52,178         49,494          46,924
    Income tax expense.........................       26,738          4,573         12,500           9,312
                                                 -----------    -----------     ----------     -----------
    Net income.................................  $    73,760    $    47,605     $   36,994     $    37,612
Accumulated deficit beginning
       of period...............................  $  (286,316)   $  (333,921)    $ (212,556)    $  (286,316)
                                                 -----------    -----------     ----------     -----------
    Accumulated deficit end
       of period...............................  $  (212,556)   $  (286,316)    $ (175,562)    $  (248,704)
                                                 ===========    ===========     ==========     ===========
    Net income per common share................  $      0.13           0.10     $     0.05     $      0.07
                                                 ===========    ===========     ==========     ===========
    Weighted average common
         shares outstanding....................      577,597        474,359        691,495         532,332


BALANCE SHEET DATA:                                                                 September 30, 2002
                                                                                    ------------------
                                                                                        (unaudited)
    Cash and cash equivalents.....................................................    $   185,289
    Total assets..................................................................    $ 2,273,314
    Long-term debt, less current portion..........................................    $   528,359
    Stockholders' equity..........................................................    $ 1,025,274

     THE DATA APPEARING IN THE TABLE ABOVE AND ELSEWHERE IN THIS PROSPECTUS REFLECTS A 1 SHARE FOR 3 SHARES REVERSE SPLIT OF OUR OUTSTANDING COMMON STOCK, EFFECTED AS OF APRIL 4, 2001.

                                  RISK FACTORS

     This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus, including our financial statements and the related notes, before investing in our common stock. If any of the following risks actually occurs, our business, operating results, prospects or financial condition could be seriously harmed. The trading price of our common stock could decline, and you could lose all or part of your investment.

THIS IS A BEST-EFFORTS, MINIMUM-MAXIMUM OFFERING, AND WE MAY NOT RAISE ENOUGH CAPITAL FROM THE SALE OF OUR COMMON STOCK TO FUND OUR PLANNED METHOD OF GROWTH AND EXPANSION AS QUICKLY AS INTENDED.

     Neither we nor any other person or entity was or is obligated (1) to sell any number or dollar amount of our common stock in excess of the 60,000-share minimum offering or (2) to purchase any number or dollar amount of shares at any time. We will use our best efforts to sell all of the common stock offered by this prospectus. However, we cannot guarantee how much of our common stock in excess of the required minimum will actually be sold in this offering.

     We plan to use up to approximately $486,000 of net offering proceeds to repay existing indebtedness, whether or not we are also able to acquire or develop additional hotel properties. Thereafter, if sufficient net proceeds of this offering are available, we intend to acquire and develop one or more additional hotel properties. We anticipate that we will be able to acquire or develop additional hotel properties for prices ranging from approximately $500,000 to $3.5 million per property.

     If the proceeds of this offering, after deduction of expenses, are not sufficient to meet our cash requirements for such expansion, we will expend all the proceeds we receive to grow and expand our existing business, principally by improving our properties and/or increasing our ownership interest in affiliated properties. Our inability to obtain financing in excess of the minimum will impede the implementation of our plans for growth and expansion, thereby possibly extending the time required for you to realize a positive return, if any, on your investment in our company.

WE CANNOT GUARANTEE THAT AN ACTIVE TRADING MARKET FOR OUR COMMON STOCK WILL DEVELOP OR BE SUSTAINED.

     While we anticipate that our common stock will be quoted on the NASD's OTC Bulletin Board or the National Daily Quotation Bureau Pink Sheets upon completion of this offering, we cannot provide definite assurance that our shares will be actively traded. The development and continuation of a trading market will depend principally upon our business, financial condition and operating results.

     Further, if the market price for our common stock drops below $5.00 per share, SEC rules may impose additional requirements upon broker-dealers who effect transactions in our shares, principally with respect to (1) additional disclosures concerning the risks of investment in lower-priced stocks, (2) written investor-suitability determinations and (3) written authorization of these transactions by the proposed purchasers. Compliance with these rules could impede trading and adversely impact the price and liquidity of your shares.

OUR MANAGEMENT MAY NOT BE SUCCESSFUL IN APPLYING THE PROCEEDS OF THIS OFFERING IN A MANNER THAT INCREASES THE VALUE OF YOUR INVESTMENT.

     We plan to utilize the net proceeds of this offering in the manner described in this prospectus under "Use of Proceeds." Nevertheless, we will have broad discretion in determining specifically how the proceeds will be used. You will be entrusting your funds to our management, upon whose judgment you must depend, with limited information concerning acquisitions, if any, or other purposes to which the funds will ultimately be applied. We may not be successful in spending the proceeds from this offering, whether in our existing operations or for external investments, in ways which increase our profitability or our market value, or otherwise yield favorable returns.

PURCHASERS OF COMMON STOCK IN THIS OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

     The initial public offering price of our common stock is substantially higher than its book value immediately after the offering. As a result, if you invest in this offering, you will incur immediate dilution of at least $1.96 per share in the net tangible book value of the shares purchased from the price you pay for your stock. You will incur this dilution largely because our earlier investors paid substantially less than the initial public offering price when they purchased their common stock. See the discussion under "Dilution" for a calculation of the dilution you will experience, assuming various levels of sales in this offering.

PROVISIONS IN OUR CHARTER DOCUMENTS AND WISCONSIN LAW COULD PREVENT OR DELAY A CHANGE IN CONTROL OF OUR COMPANY AND POSSIBLY REDUCE THE AMOUNT PAID FOR OUR COMMON STOCK IN THE FUTURE.

     Provisions of our articles of incorporation, bylaws and Wisconsin law could, separately or together:

     -   discourage potential acquisition proposals;

     -   delay or prevent a change in control; and

     - limit the price that investors might be willing to pay in the future for shares of our common stock.

     The application of these provisions could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Securities - Anti-Takeover Provisions" for a further discussion of statutory and other anti-takeover provisions which may affect us. Also, our board of directors has the authority to issue up to 2,000,000 shares of preferred stock and to determine the price, voting rights, restrictions, preferences and privileges of those shares without the approval of our stockholders. The rights of holders of common stock will be subject to, and may be impaired by, the rights of the holders of any shares of preferred stock that may be issued in the future. The issuance of preferred stock may delay, defer or prevent a change in control by making it more difficult for a third party to acquire a majority of our stock. In addition, the issuance of preferred stock could have a dilutive effect on our stockholders. We have no present plans to issue shares of preferred stock. However, even the potential issuance of preferred stock could reduce the price that investors are willing to pay for our common stock.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

     As of the amended date of this prospectus, the executive officers and directors of our company and their affiliates owned, in the aggregate, 380,002 shares, or 52.9%, of our outstanding common stock. These persons have agreed to enter into lock-up agreements that prevent them from selling, pledging or otherwise disposing of their common stock for a period of 120 days after the amended date of this prospectus, without our prior written approval. Upon the expiration of the 120-day lock-up period, or earlier with our written consent, the 380,002 shares held by our affiliates will become eligible for sale in the public market, subject to the requirements of Rule 144 as to volume, manner of sale, notice and the availability of public information.

     129,337 restricted shares held by non-affiliates and not subject to lock-up agreements became initially eligible for sale under Rule 144 prior to December 31, 2001, subject to the same Rule 144 restrictions and requirements as sales by our affiliates, and 145,322 shares were eligible for sale under Rule 144(k), without such restrictions, as of that date. Also see "Description of Securities" for information concerning common stock issuable upon the exercise of options and underwriter's warrants.

     Sales of substantial amounts of our common stock in the public market, or conceivably only the perception that such sales may occur, could create the impression in the public of difficulties or problems with our business. This might adversely affect the market price of our common stock and could impair our ability to sell additional common stock or other equity securities on terms that we consider satisfactory. For a more detailed discussion of potential future sales by existing stockholders, see "Shares Eligible for Future Sale."

IF ACTUAL OR POTENTIAL EVENTS OF TERRORISM RESULT IN TRAVEL DISRUPTIONS WHICH REDUCE OUR TOUR PACKAGE BUSINESS OVER AN EXTENDED PERIOD, YOUR INVESTMENT IN OUR COMPANY MAY BE ADVERSELY AFFECTED IF WE ARE UNABLE TO REPLACE THESE CUSTOMERS.

     To date, terrorist attacks have resulted principally in a limited number of our U.S. tour package customers postponing, as opposed to canceling, travel to Castledaly Manor. We believe that U.S. tour package customers can be replaced with local patrons, as well as customers from England and Scotland. Because we include airfare in our tour packages at cost, our net revenues will not be reduced provided that local traffic is sufficient to replace the lodging and food/beverage service revenues historically generated by U.S. tour package customers. However, if we are unable to replace our U.S. tour package customers over an extended period, our reduced revenues are likely to adversely impact your investment in our common stock.

UNLESS AT LEAST 100,344 SHARES OF COMMON STOCK ARE SOLD IN THIS OFFERING TO PERSONS WHO ARE NOT DIRECTORS OR EXECUTIVE OFFICERS OF HARP & EAGLE, OR THEIR AFFILIATES, IT IS LIKELY THAT OUR DIRECTORS, EXECUTIVE OFFICERS AND THEIR AFFILIATES WILL CONTINUE TO OWN A CONTROLLING PERCENTAGE OF OUR COMMON STOCK, AND THE VOTING POWER OF OTHER STOCKHOLDERS MAY BE LIMITED.

     We anticipate that our directors, executive officers and their affiliates will beneficially own, in the aggregate, more than 50% of our outstanding common stock after this offering unless at least 100,344 shares of common stock are sold to persons who are not directors or executive officers of our company, or their affiliates. Accordingly, if these persons act together, they will have the ability to control all matters submitted to our stockholders for approval and to exercise controlling influence over our business and affairs. This includes any determination as to the election and removal of directors and the approval of any merger or other business combination, the acquisition or disposition of our assets, whether or not we incur indebtedness, the issuance of any additional common stock or other equity securities and the payment of dividends on our common stock. These stockholders may make decisions that are adverse to your interests. See "Principal Stockholders" for more information about the ownership of our common stock.

OUR PRESIDENT IS NOT COVERED BY AN EMPLOYMENT CONTRACT OR "KEY PERSON" LIFE INSURANCE, AND HIS LOSS COULD ADVERSELY AFFECT OUR BUSINESS RESULTS AND THE VALUE OF YOUR INVESTMENT.

     Our future success depends upon the continued services of our President, Cary James O'Dwanny, and the loss of his services could have a material adverse effect on our business, financial condition, operating results and, potentially, the value of your investment in our common stock. In addition, if Mr. O'Dwanny or any of our key employees joins a competitor firm or forms a competing company, the resulting loss of existing or potential clients and business relationships, including merger or acquisition candidates, could have a serious adverse effect upon our business and the value of your investment in our common stock. None of our employees, including Cary James O'Dwanny, is bound by an employment agreement, and these personnel may terminate their employment at any time. If we were to lose one or more key employees, we may be unable to prevent the unauthorized disclosure of our strategic planning, procedures, practices or client lists. In addition, we do not have "key person" life insurance policies covering any of our employees.

WE DO NOT INTEND TO DECLARE OR PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

     We currently intend to retain earnings, if any, to support our growth strategy. Consequently, a prospective investor who needs to receive periodic dividend income should probably not invest in this offering.

                                 USE OF PROCEEDS

     At our initial public offering price of $6.00 per share, we estimate that our net proceeds from the sale of the sale of this offering, after deducting underwriting discounts and commissions and other offering expenses payable by us, will be approximately $244,000 if the minimum offering of 60,000 shares is sold and $5,320,000 if the maximum offering of 1,000,000 shares is sold.

     The primary purposes of this offering are to obtain additional equity capital, create a public market for our common stock and facilitate future access to public markets. Net proceeds of this offering will be allocated to working capital and expended for the following purposes:


                                                    Number of shares of common stock assumed sold in the offering (1)
                                                    -----------------------------------------------------------------
                                                       60,000           200,000           600,000         1,000,000
                                                       Shares           Shares            Shares           Shares
                                                     ---------       -----------      ------------      -----------

Repayment of debt (2)............................    $ 244,000       $   486,000      $    486,000      $   486,000
Green Bay, Wisconsin project (3).................            -                 -         2,000,000        2,000,000
Antrim, Ireland project (3)......................            -                 -                 -        1,500,000
Other acquisitions and improvements (4)..........            -           514,000           674,000        1,334,000
                                                     ---------       -----------      ------------      -----------
     Total.......................................    $ 244,000       $ 1,000,000      $  3,160,000      $ 5,320,000

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(1) The 60,000-share minimum offering was sold as of April 11, 2002. The numbers of shares of common stock shown as sold in the above table, in excess of the minimum offering of 60,000 shares, have been arbitrarily selected by us for purposes of illustration only. WE CAN PROVIDE NO ASSURANCE AS TO HOW MANY SHARES OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS WILL BE SOLD IN EXCESS OF THE 60,000-SHARE MINIMUM. SEE "RISK FACTORS" AND "PLAN OF DISTRIBUTION" FOR ADDITIONAL INFORMATION CONCERNING THIS "BEST-EFFORTS," "MINIMUM-MAXIMUM" OFFERING.

(2) We intend to apply, or have applied, net proceeds of this offering, in the approximate aggregate amount of $486,000, to repay outstanding indebtedness in the approximate amounts and in the order of priority indicated below:

         - First, $33,000 owed to Grafton State Bank, an unrelated party, bearing interest at the rate of 6% per annum, due on demand, assumed in connection with our acquisition of Castledaly Acquisition Corporation during fiscal 2001, which amount has been paid;

         - Second, approximately $13,000 owed to Cary James O'Dwanny, our President and a director, bearing no interest, due on demand, which amount has been paid;

         - Third, $100,000 owed to Richard Peterson, one of our non-affiliate shareholders, bearing interest at the rate of 9% per annum, due on demand, $75,000 of which amount has been paid; and

         - Fourth, approximately $340,000 owed to Johnson Bank, an unrelated party, bearing interest at the prime rate plus 0.5% (5.75% at September 30, 2002), due April 30, 2003, including approximately $168,000 assumed in connection with our acquisition of Castledaly Acquisition Corporation during fiscal 2001.

     Proceeds of the above loans including approximately $201,000 of such indebtedness assumed by us in connection with our acquisition of Castledaly Acquisition Corporation during fiscal 2001, were used to finance the improvement and operation of the Castledaly Manor inn and restaurant. Also see "Certain Relationships and Related Transactions" for information concerning our assumptions of debt and proposed repayments.

(3) If we receive sufficient net proceeds in excess of the minimum offering, we intend to pursue our plans to develop inns in Green Bay, Wisconsin and County Antrim, Ireland. We expect that our equity contributions to these projects will require approximately $2,000,000 and $1,500,000 of proceeds, respectively. The balance of project costs will be borrowed.

(4) If the proceeds of this offering, after deduction of selling commissions and other expenses, are not sufficient to meet our cash requirements for one or both of the projects referred to in note (3), above, or if net proceeds exceed the amounts required for the purposes referred to in notes
     (2) (3), above, we will expend such proceeds to grow and expand our existing business, principally by improving our properties and/or increasing our ownership interest in affiliated properties. We may also acquire or develop other additional hotel properties, at prices which we anticipate will range from $500,000 to $3.5 million per property.

     While we presently anticipate that working capital will be expended for the above purposes in approximately the amounts indicated, the actual amount that we expend for these purposes will depend on a number of factors, including the amount which is raised in this offering, our future revenue growth, if any, and the amount of cash we generate from operations. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering.

     Pending their use, net proceeds from this offering will be invested in bank certificates of deposit, interest-bearing savings accounts, prime commercial paper, United States Government obligations, money market funds or similar short-term investments. Any income derived from these short-term investments is expected to be used for working capital.

                                 DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business condition and other factors that our board of directors may deem relevant.

                                    DILUTION

    Our net tangible book value as of September 30, 2002 was approximately $1,011,591, or $1.41 per share of common stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock then outstanding. The following table illustrates the $4.59 per share dilution experienced by purchasers of the 68,105 shares sold in this offering as of September 30, 2002, and also at certain additional arbitrarily-determined sales levels (ie., 200,000, 600,000 and 1,000,000 shares), at the public offering price of $6.00 per share, after deduction of estimated offering expenses payable by us. At the assumed sales levels in excess os 68,105 shares, our pro forma net tangible book value at September 30, 2002 would have been $2,131,591, $4,531,591 or $6,931,591, respectively, or $2.32, $3.44 or $4.04, respectively, per share of common stock, representing an immediate increase in net tangible book value of $0.91, $2.03 or $2.63, respectively, per share to existing stockholders and immediate dilution of $3.68, $2.56 or $1.96, respectively, per share to new investors.

                                                         Number of shares of common stock sold in the offering (1)
                                                       ------------------------------------------------------------
                                                       68,105           200,000           600,000         1,000,000
                                                       Shares           Shares            Shares           Shares
                                                       ------           -------           -------         ---------
Initial public offering
      price per share............................       $ 6.00            $ 6.00           $ 6.00            $ 6.00
   Net tangible book value
      as of September 30, 2002...................    1.41              1.41             1.41              1.41
   Increase in net tangible book value
      attributable to new investors..............       -              0.91             2.03              2.63
                                                   ------            ------           ------            ------
Pro forma net tangible book value
     per share after the offering................         1.41              2.32             3.44              4.04
                                                        ------            ------           ------            ------

Dilution per share to new public investors.......       $ 4.59            $ 3.68           $ 2.56            $ 1.96
                                                        ======            ======           ======            ======

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(1) The numbers of shares of common stock shown as sold in the above table, in excess of the minimum offering of 60,000 shares, have been arbitrarily selected by us for purposes of illustration only. We can provide no assurance that all or any part of the common stock offered by this prospectus in excess of the minimum will be sold. See "Risk Factors" and "Plan of Distribution" for additional information concerning this "best-efforts," "minimum-maximum" offering.

     The following table summarizes, on a pro forma basis as of September 30, 2002, after giving effect to the sale of 68,105 shares in this offering as of that date, the difference between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by the existing stockholders and by new public investors purchasing shares in this offering at the initial public offering price of $6.00 per share and before deduction of estimated offering expenses payable by us:

                                              Shares                         Total
                                            Purchased                    Consideration             Average
                                   -------------------------       -----------------------      Consideration
                                    Amount          Percent        Amount          Percent      Paid Per Share
                                    ------          -------        ------          -------      --------------

Existing stockholders............  649,661             90.5%       $1,185,370         74.4%          $1.82
New public investors (1).........   68,105              9.5%          408,630         25.6%          $6.00
                                   -------            -----        ----------        -----
     Total.......................  717,766            100.0%       $1,594,000        100.0%
                                   =======            =====        ==========        =====

------------------
(1) If sales levels of 200,000 shares, 600,000 shares and 1,000,000 shares are assumed for purposes of illustration only, at the assumed public offering price of $6.00 per share, the percent of total shares sold which are purchased by new investors would be 23.5%, 48.0% and 60.6%, respectively; and the aggregate consideration paid by new investors would be $1,200,000, $3,600,000 or $6,000,000, respectively, or 50.3%, 75.2% or 83.5%, respectively, of the total consideration paid for all of the common stock to be outstanding after this offering. The average consideration paid per share, by both existing stockholders and new investors, remains the same at all levels of sales. There can be no assurance as to the amount of common stock offered by this prospectus in excess of 68,105 shares which will be sold. See "Risk Factors" and "Plan of Distribution" for additional information concerning this "best-efforts," "minimum-maximum" offering.

                             SELECTED FINANCIAL DATA
     You should read the following summary financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, and related notes, which are included in this prospectus. The information shown below as of December 31, 2001 and 2000, and for the years then ended, has been taken from our consolidated financial statements, which have been audited by Cherry, Bekaert & Holland, L.L.P., independent certified public accountants. Our unaudited consolidated financial statements as of September 30, 2002, and for the nine-month periods ended September 30, 2002 and 2001, reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial condition and results for such periods.


                                                             Year Ended                      Nine Months Ended
                                                  ------------------------------    ---------------------------------
                                                  December 31,     December 31,       September 30,     September 30,
                                                      2001             2000               2002               2001
                                                      ----             ----               ----               ----
                                                                                       (Unaudited)      (Unaudited)
   STATEMENT OF INCOME DATA:
    Total revenues....................            $   1,411,880    $     861,663    $    1,093,240    $    1,085,108
    Total costs and expenses..........                1,311,382          809,485         1,043,746         1,038,184
                                                  -------------    -------------    --------------    --------------
    Income before income taxes........                  100,498           52,178            49,494            46,924
    Income tax expense................                   26,738            4,573            12,500             9,312
                                                  -------------    -------------    --------------    --------------
    Net income........................            $      73,760    $      47,605    $       36,994    $       37,612
    Accumulated deficit beginning
       of period......................            $    (286,316)   $    (333,921)   $     (212,556)   $     (286,316)
                                                  -------------    -------------    --------------    --------------
    Accumulated deficit end
       of period......................            $    (212,556)   $    (286,316)   $     (175,562)   $     (248,704)
                                                  =============    =============    ==============    ==============
    Net income per common share.......            $        0.13             0.10    $         0.05    $         0.07
                                                  =============    =============    ==============    ==============
    Weighted average common
            shares outstanding........                  577,597          474,359           691,495           532,332


   BALANCE SHEET DATA:
                                                                                    September 30, 2002
                                                                                    ------------------
                                                                                        (unaudited)
    Cash and cash equivalents.....................................................   $    185,289
    Total assets..................................................................   $  2,273,314
    Long-term debt, less current portion..........................................   $    528,359
    Stockholders' equity..........................................................   $  1,025,274

     THE DATA APPEARING IN THE TABLE ABOVE AND ELSEWHERE IN THIS PROSPECTUS REFLECTS A 1 SHARE FOR 3 SHARES REVERSE SPLIT OF OUR OUTSTANDING COMMON STOCK, EFFECTED AS OF APRIL 4, 2001.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                                       OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following commentary in conjunction with the financial statements and related notes contained elsewhere in this prospectus.

     During 2001, we completed our acquisition of all of the outstanding capital stock of Castledaly Acquisition Corporation, a Wisconsin corporation, which certain of our officers helped to organize and which owns all outstanding ordinary shares of Castledaly Manor, Ltd., an Irish corporation. Ordinary Shares are comparable to common stock in a U. S. corporation. When discussing our financial condition and performance, we refer to the financial condition and results of operations of Castledaly Manor during the periods described.

     During 1999, Castledaly Manor had been operated under the control of an Irish partner for the first five months. At the end of May, 1999, Castledaly Acquisition Corporation purchased the interest of its partner and instituted new marketing and operating policies. Operations improved within 30 days, and since then the facility has generally achieved positive cash flow. During fiscal 2000, Castledaly Manor enjoyed significant sales and profit improvement over 1999. It improved further in our fiscal year ended December 31, 2001. During the fall of 2000, we began a major expansion program at our Castledaly Manor facility. This involved remodeling unused stable blocks and improving the court yard area between the stable blocks and our main hotel facility. We opened the new rooms for occupancy in April 2001 and experienced a substantially greater volume of sales. A backlog of reservations developed through 2001, but, immediately following the September 11, 2001 attack on the World Trade Center and other targets in the United States by international terrorists, we experienced a reduction in sales volume due to cancellations of customer reservations. However, 80% or more of those who cancelled their reservations have requested an opportunity to reschedule to a later date. While forward reservations for the first quarter of 2002 were down from the prior year, we took steps to improve sales, by greater marketing to local Irish residents and offering a reduced price trip from the United States, with price reductions somewhat offset by extending the duration of the trip from six nights to seven nights. Additional revenue is being generated on the additional tour day. We also explored marketing to Great Britain and the European continent. Overall, we are satisfied that the steps we have taken have maintained our operations on a profitable and cash-flow-positive basis. In the opinion of management, tourism has been down in Ireland, as it has been throughout the world, due to general economic conditions and persistent fears of terrorism, and we have been satisfied that our overall results of operations, when compared to those of our competitors, have been more than satisfactory for our industry.

RESULTS OF OPERATIONS

     Gross Revenue

     Sales increased from $272,326 in 1999 to $861,663 in 2000, an increase of over 200%. In 2001, sales revenue further increased to $1,411,880, an increase of more than 63% over the prior year. Sales generally increased over the prior year due to the increased capacity of our facility and increased usage. Sales stabilized in the first nine months of 2002 over the comparable period of, 2001 from $1,085,108 to $1,093,240, an increase of only 0.7%. We receive approximately 56% of our revenue from sales of airline tickets; 33% from room rentals; and 11% from food and beverage sales, and we expect this pattern of sales to continue in 2003.

     Our cost of sales increased only modestly from $107,265 in 2000 to $121,895 in 2001, an increase of 14% for the year. As a result, gross income increased 71% in 2001 over the prior year, rising from $754,398 in 2000 to a total of $1,289,985 in 2001. However, cost of sales increased substantially in the first nine months of 2002 over the comparable period of 2001, from $89,112 to $182,216, an increase of 104.48%. To offset this additional cost, we worked to substantially reduce other operating and financing costs during the nine-month period.

     Operating Expenses

     While we have attempted to maintain careful cost control and efficiencies in our general operating expenses, those expenses increased at a higher rate in 2001 than in 2000, rising by approximately 81% during the year ended

December 31, 2001. Income from operations increased from $113,464 in 2000 to $129,970 in 2001, approximately 15.0%. Because of the higher cost of sales we experienced in the first nine months of 2002, we spent time in the first nine months of 2002 reducing operating expenses. As a result of various efficiencies developed, we reduced operating expenses for the period from $900,993 in the first nine months of 2001 to $820,904 in the first nine months of 2002, a reduction of $80,089. This almost offset the $84,972 increase in cost of sales for the period.

     In general, 62% of our operating expenses are incurred to purchase airline tickets; 27% are incurred in connection with room rentals; 9% are incurred to support food and beverage sales; and 2% are incurred for other miscellaneous general purposes. Our revenue from airline tickets usually approximates our cost for those tickets.

     Net Income

     We incurred significant debt in connection with the acquisition and improvement of our Irish facility, Castledaly Manor. As a result, our debt service requirements resulted in an overall loss for 1999. However, our increased occupancy rate improved our net income in 2000, and we achieved a net profit for that year of $52,178 before taxes, or $47,605 after taxes of $4,573. In 2001, we increased our level of net profit, earning $100,498 before provision for taxes in the amount of $26,738, thereby realizing a net profit of $73,760 after taxes, an increase of 55%. In the first nine months of 2002, we paid down a portion of our debt, which resulted in reduced interest expense, down from $53,730 in the first nine months of 2001 to $43,694 for the first nine months of 2002, a reduction of $10,036, or 18.7%. As a result, our net income before taxes was up slightly from $46,924 in the first nine months of 2001 to $49,494 in the first nine months of 2002, an increase of $2,570, or 5.5%. Since taxes were up slightly from $9,312 in the first nine months of 2001 to $12,500 in the first nine months of 2002, our after tax net income was down slightly from $37,612 in the first nine months of 2001 to $36,994 in the first nine months of 2002, a reduction of $618, or 1.6%. We expect our operations to continue on a generally profitable and cash-flow-positive basis for 2003.

FINANCIAL CONDITION

     Liquidity; Commitments for Capital Resources; and Sources of Funds

     Our principal source of liquidity from operations has been cash earnings from rental of hotel rooms, and food and liquor sales. Our Castledaly Manor facility has earned revenues primarily from U.S. residents who purchase our weekly round-trip travel package. Under this program, two persons fly from Chicago to Dublin, where they are met by our bus and taken to Castledaly Manor. They stay at Castledaly Manor for a week, from Wednesday to Wednesday, and fly back to Chicago.

     Beginning as of January 1, 2002, the trip has been extended to run from Wednesday through Thursday of the following week, which is producing increased food and liquor sales. Reservations are usually made months in advance, and we generally have experienced a backlog. A few room nights are sold to walk-in local customers in Ireland. We also receive revenues from food and beverage sales to local residents who are welcome to patronize our facilities, including rentals for private parties. We anticipate that revenues generated by room rentals and food and drink sales will continue to satisfy our operating cash requirements in the future, as they do currently and have since 1999. For 2002, we have placed somewhat greater emphasis on marketing to Irish, British and other European residents, and for a time we ran reduced rate trips from the United States until international air travel returned to more normal levels following the September 2001 terrorist events. Recently, we have begun raising our rates as occupancy is returning to desired levels.

     We experienced increased working capital deficits during 2000 and 2001 due principally to our initial startup costs and subsequent renovation and improvement of Castledaly Manor. We anticipate repayment of approximately $486,000 of current obligations with proceeds of our ongoing initial public offering, which would reduce our working capital deficit significantly. In addition, we achieved positive earnings in 2000 and 2001, and for the first nine months of 2002. In the estimation of management, we will be able to generate sufficient cash from operations to meet our obligations as they become due.

     To provide additional liquidity, we have obtained a revolving term loan credit facility from a U.S. commercial bank, under which we may borrow up to a maximum principal amount of $350,000 at a rate of interest equal to the prime rate plus 0.5%. Pursuant to the current agreement, the lending commitment terminates April 30, 2003, and any loan balance outstanding shall be paid on that date; however, we have not experienced difficulty in renewing and extending previous credit agreements and anticipate that the current agreement will be extended on acceptable terms. Amounts outstanding under such credit facility are guaranteed by County Clare, Ltd., a related party, and by a stockholder of Harp & Eagle. As of September 30, 2002, approximately $338,000 was outstanding under this credit facility at the rate of 5.75% per annum. We intend to repay all of such amount with proceeds of our ongoing initial public offering. Following any such repayment, we may if we choose to do so, re-borrow up to $350,000 on the same terms described above.

     While we have no specific source of or provision for long-term liquidity, management is confident that we will be able to extend the credit facility described above beyond its scheduled termination as of April 30, 2003.

     A major use of proceeds will be to repay bank debt that we incurred in connection with the acquisition and improvement of Castledaly Manor, including the indebtedness described in the preceding paragraph. Repayment of these loans will reduce our future interest expenses. However, we also intend to purchase, construct, and operate one or more other hotels in the United States, as well as one in Northern Ireland, to the extent that investment capital and new loans permit. Any new borrowings will increase our future interest charges.

     During 2000, we conducted a private placement of our common stock to a small number of investors. This placement of stock was the primary source of our increased equity capital during fiscal 2000. Subsequently, as of June 30, 2001, we acquired the balance of the shares of outstanding common stock of Castledaly Acquisition Corporation in a share exchange.

     Changes in Assets and Liabilities

     From 1999 to 2000, we substantially increased our assets, reduced debts relative to assets and improved our liquidity. While total assets increased 94%, total liabilities increased only 19%. Increases in assets were largely represented by increases in our cash accounts and by increased prepaid expenses primarily represented by airline reservations for tourists taking our weekly trip. Customer deposits represented a substantial portion of increased liabilities. From 2000 to 2001, we further increased our assets and liabilities but not by as much as in the previous period. We reduced our cash on hand from $260,485 at the end of 2000 to $105,383 at the end of 2001, while we substantially increased our fixed assets, principally through improvements to Castledaly Manor and the furniture, fixtures and improvements located there. During the first nine months of 2002, cash on hand increased from $105,383 on December 31, 2001 to $185,289 on September 30, 2002, an increase of $79,906, or 75.8%. Accounts receivable and inventory also increased during the first nine months of 2002, so that total current assets increased during the nine-month period ended September 30, 2002 from $162,936 in 2001 to $296,809 in 2002, up 82.2%.

     During 2001, our land costs increased by $39,350; buildings and improvements increased by $93,227; and furniture, fixtures and improvements increased by $231,970. Costs in connection with converting the stable blocks in the rear of our hotel into guest rooms available for rent was the primary cause of increased building improvement costs during 2001. We also added to our furniture, fixtures and equipment at Castledaly Manor in connection with the addition of these rooms. These additional rooms became available for rent during April 2001, and this improvement resulted in increased sales volume after March 2001. During the first nine months of 2002, we also increased our investment in buildings and improvements from $1,006,709 at the end of 2001 to $1,263,343 as of September 30, 2002, an increase of $256,634, or 25.5%.

INFLATION AND OTHER FACTORS THAT MAY AFFECT FUTURE RESULTS.

     We have not been affected by inflation in the past, and do not expect inflation to have a significant effect on operations in the foreseeable future.

                                    BUSINESS

BACKGROUND

     Harp & Eagle is engaged in the business of forming, acquiring, operating and managing Irish-theme inns and restaurants. We own all of the outstanding common stock of Castledaly Acquisition Corporation, a Wisconsin corporation which wholly owns Castledaly Manor, Ltd., an Irish limited company which owns a 23-room inn and related facilities in a refurbished country manor known as Castledaly Manor, located approximately five miles from Athlone, County Westmeath, in the center of Ireland.

     During 2001, we acquired, principally through the exchange of shares, all of the outstanding common stock of Castledaly Acquisition Corporation. Our business operations include (1) the operation of Castledaly Manor and (2) the review and evaluation of other potential sites for development of additional Irish-theme inns and restaurants. We are currently principally considering potential sites in Green Bay, Wisconsin and County Antrim, Ireland. In the future, we will seek to build, acquire and/or develop other Irish-theme hotels in the United States and Ireland.

CASTLEDALY MANOR

     GENERAL. Castledaly Manor is a 37-acre facility with a manor house and stable blocks, originally built as a working estate in the early 18th Century. During 1997, a group of Wisconsin investors organized Castledaly Acquisition Corporation which purchased one-half of the outstanding "ordinary shares" of Castledaly Manor, Ltd., an Irish limited company; an Irish entrepreneur owned the balance. Castledaly Manor, Ltd. owns 100% of the equity in Castledaly Manor. An Irish limited company, which is comparable to a typical business corporation in the United States, provides limited liability of its shareholders; its equity shares, which are comparable to common stock, are referred to as "ordinary shares." In 1997, Castledaly Manor significantly renovated its buildings and improved its grounds. During 1999, Castledaly Acquisition Corporation acquired the remaining outstanding ordinary shares of Castledaly Manor, Ltd. and now owns 100% of its outstanding shares. During 2000 and 2001, Harp & Eagle acquired all of the outstanding common stock of Castledaly Acquisition Corporation, thereby becoming the sole owner of Castledaly Manor.

     Castledaly Manor offers a travel package for American tourists which includes round-trip air travel between Chicago to Dublin and one week's accommodations at Castledaly Manor, for a package price per couple of less than $1,350 in the winter to $2,000 in the summer. This program has resulted in an occupancy rate of more than 80% for the period from late 1999 to date. Any rooms not occupied by travel-package guests are available to others at the rate of $100 per night.

     Originally, Castledaly Manor had 11 rooms available for rent. Early in 2001, it expanded by renovation of the stable blocks behind the manor house, thereby adding an additional 12 guest rooms; with these additional rooms, the inn now has 23 guest rooms available for rent. Commencing in the second half of 1999 and continuing to date, Castledaly Manor has achieved positive cash flow.

     DESCRIPTION OF THE CASTLEDALY PROPERTY. Castledaly Manor is located midway between Athlone and Moate, in the center of Ireland. It was built over 250 years ago and is surrounded by 37 acres of pasture and woodland. Five golf courses, riding and angling are available in the immediate vicinity. The manor's main building includes an entrance hall and reception hall; a dining room, lounge and function room (for corporate and business meetings); a conservatory; 11 guest rooms including one double-family suite; a manager's living suite; a bar; and miscellaneous other rooms. The grounds are also occupied by walled gardens, a pond and stream, and stone stables which have been converted into an additional 12 guest rooms. We intend to further expand Castledaly Manor by adding a pub in a section of the stables for an estimated approximate cost of $250,000.

     MARKETING AND PROMOTION. We promote Castledaly Manor primarily by word of mouth referrals and through advertising at County Clare in Milwaukee, Wisconsin and 52 Stafford in Plymouth, Wisconsin.

     FINANCING; INSURANCE. Castledaly Manor is subject to a first mortgage held by Ulster Bank, payable in monthly installments of $5,448, due February 1, 2013, bearing interest at the Irish prime rate less 0.2%. $589,947 was outstanding as of June 30, 2002, and the interest rate was 6.0% per annum. The property is fully insured.

COMPETITION

     To date, we have not conducted domestic operations. However, utilizing proceeds of our ongoing initial public offering, we propose to expand our business to include both Irish and U.S. operations, principally through development of inns in Green Bay, Wisconsin and County Antrim, Ireland. With respect to our Irish operations, as well as our proposed domestic operations, the primary method of competition in the hotel business involves the effort to attract lodging guests and related dining and other business, such as meetings. The competition is intense in both countries, and we will compete with numerous hotels and inns which offer excellent facilities and service, many of which have substantially greater financial and other resources than our company, particularly with respect to suitable properties and locations for expansion. In the United States, we believe that our Irish-theme concept will distinguish our inns from the vast majority of competing facilities, providing a significant marketing advantage.

     Provided that the net proceeds of our currently ongoing initial public offering are sufficient to adequately fund one or more new inns, we expect to compete for additional properties principally with respect to properties and locations. We intend to provide for the growth of our company largely through the acquisition or development of additional hotel properties, and our inability to successfully compete for such properties could impede our efforts to grow and expand as quickly as planned.

BUSINESS EXPANSION

     We intend to concentrate substantial efforts, including the allocation of management time and other resources, on the expansion of our business in the United States and Ireland. We expect to do so by (1) constructing and developing new inns in the United States and Ireland, (2) acquiring ownership positions in firms that own and operate hotels, predominantly, we expect, in the United States and Ireland, and (3) increasing our interest in properties which we already partially own.

     OWNERSHIP OF EQUITY INTERESTS. We wholly own Castledaly Acquisition Corporation, which owns and operates Castledaly Manor in Ireland, as discussed above, and a minority equity interest in County Clare, Ltd., which operates a 30-room Irish-theme inn and restaurant named County Clare in Milwaukee, Wisconsin. County Clare and Castledaly Manor share marketing materials and advertising. Personnel are occasionally rotated between Milwaukee and Ireland, and share common training.

     In the future, we may increase our interest in County Clare and/or acquire an ownership interest in one or more other facilities, including an additional hotel currently operated by our President, Cary James O'Dwanny: 52 Stafford, a 19-room hotel with restaurant located in Plymouth, Wisconsin. Our general purpose in acquiring such interests is to gain participation in the management of the firms in which we invest, and to develop operating synergies that benefit our company, such as achieving economies of scale in purchasing supplies, training of personnel and sharing of marketing expenses.

     DEVELOPMENT OF NEW FACILITIES. We have explored a second location in Ireland, in the town of Ballycastle, County Antrim. Our President has conducted discussions with numerous governmental authorities and potential sources of development capital and operating services. As a result, a number of extremely attractive proposals have been presented to us for consideration, including an offer by local investors to build the facility and lease it to us with an option to purchase, both at very favorable cost.

     For the time being, however, we have elected not to commit to any development plan, while continuing to explore all available alternatives, until the political situation in Northern Ireland becomes more clear. We are aware of a number of sites in the South of Ireland which would serve our purposes extremely well, and which we believe we could acquire on terms comparable with those available in Ballycastle.

     In the United States, we may seek in the future to enter new markets by developing, building and operating additional Irish-theme hotels. In selecting sites, we intend to locate in or near cities with large populations of persons of Irish heritage, particularly in areas which exhibit pride in their ethnic origin. In our experience, the sponsorship of local Irish-heritage organizations, fairs, parades and similar groups and functions indicates an interest in Irish heritage and provides an effective means of identifying and communicating with persons who are likely to appreciate and support our Irish-theme inns and restaurants.

     Our first preference is to build an Irish-theme hotel in the Green Bay, Wisconsin metropolitan area. A large segment of the Green Bay population is of Irish descent. We have reviewed various potential locations to build an Irish-theme hotel in the Green Bay area and have identified one that we consider desirable for this purpose, located on the Fox River in the downtown area of the city. As of the amended date of this prospectus, we have reached preliminary agreement with the City of Green Bay and its Redevelopment Authority, including our securing of related financing commitments and all governmental approvals required to date, with respect to our purchase of that site and construction of an Irish-theme inn, with restaurant and related facilities, on the property, pending only the execution of a definitive development agreement which provides, among other things, for approval of our final site development plan by the City and participating lenders. Management believes that the final development agreement will be signed prior to January 31, 2003. We have also considered potential locations in other U.S. cities, including Cudahy, Wisconsin, St. Paul, Minnesota and Chicago, Illinois. We will generally seek to expand in a manner consistent with our format, as described below.

THE FORMAT OF OUR HOTELS

     As a general rule, we expect to follow a common pattern in our newly constructed Irish theme hotels. Typically, we will build smaller facilities, with approximately 30 to 50 guest rooms. Each will generally be constructed in the Georgian-style of architecture, which is a pattern common to Irish guest houses. Each of our inns will typically be a three-story building with colored stucco exterior. Each will feature an entrance designed to emulate the imposing pub entrances found throughout Ireland. Each inn will typically offer food service and include a pub.

PERSONNEL

     Harp & Eagle and its subsidiaries, Castledaly Acquisition Corporation and Castledaly Manor, Ltd., currently have six full-time and six part-time employees, all of whom are employed directly by Castledaly Manor, Ltd. and work at Castledaly Manor. No employee is subject to a collective bargaining agreement. Castledaly Manor, Ltd. generally considers its relations with its employees to be excellent.

     Neither Harp & Eagle nor Castledaly Acquisition Corporation directly employs any full-time or part-time workers at this time. Officers of the foregoing corporations will work part-time on an as-needed basis until our level of operations is sufficient to justify a greater commitment of time and financial resources. No such part-time employee is subject to a collective bargaining agreement.

                                   MANAGEMENT


DIRECTORS AND OFFICERS

     Listed below are the names and ages of our directors and officers and the positions they hold with our company.

         Name                      Age                        Position
         ----                      ---                        --------
Cary James O'Dwanny                 62               President, Treasurer and Director
Gerard Dunne                        46               Vice President and Director
Dennis J. Radtke                    31               Vice President and Director
Sean D. O'Dwanny                    36               Vice President and Director
Richard A. Kranitz                  58               Secretary and Director
Michael S. Joyce                    60               Director
Thomas J. Sheehan                   63               Director

      CARY JAMES "RIP" O'DWANNY has been the President, Treasurer and a director of Harp & Eagle since our inception in 1999. From 1993 to the present, he has also been the President, Treasurer and a director of County Clare, Ltd., which owns and operates County Clare, an Irish-theme inn and restaurant located in Milwaukee, Wisconsin. From 1989 to the present, Mr. O'Dwanny has also been the President and a director of Classic Inns of Wisconsin, Inc., which owns and operates 52 Stafford, another Irish-theme inn and restaurant located in Plymouth, Wisconsin.

      GERARD DUNNE has been a Vice President and a director of Harp & Eagle since our inception in 1999. He has been the manager of Castledaly Manor since June 1999. From 1998 to 1999, Mr. Dunne was a manager with The Bridge House, a popular pub in Fidelma Kiernan, Ireland, and from 1997 to 1998, he was a manager with The Three Jolly Pigeons in Athlone, Ireland. Mr. Dunne was employed by the accounting firm of Milne & Dwyer & Co., of Tullamore, from 1974 to 1981; from 1981 to 1982, he was employed by the accounting firm of Walsh Kealey & Co., also of Tullamore; and from 1982 to 1998, he has maintained his own private accounting practice.

      DENNIS J. RADTKE has been a Vice President and director of Harp & Eagle since our inception in 1999. From 1996 to the present, he has been the general manager of County Clare, an Irish-theme inn and restaurant located in Milwaukee, Wisconsin. From 1990 to 1996, he was employed at 52 Stafford, another Irish-theme inn and restaurant located in Plymouth, Wisconsin.

      SEAN D. O'DWANNY has been a Vice President of Harp & Eagle since our inception in 1999 and a director since 2001. From 1986 to the present, Mr. O'Dwanny has been the general manager of 52 Stafford, an Irish-theme inn and restaurant located in Plymouth, Wisconsin. Since 1994, he has also owned and operated the Rochester Inn, a historic bed-and-breakfast hotel located in Sheboygan Falls, Wisconsin.

      RICHARD A. KRANITZ has been the Secretary and a director (except for approximately nine months during 2000 and 2001) of Harp & Eagle since our inception in 1999. He has been an attorney in private practice since 1970, concentrating in securities, banking and business law. Prior to establishing Kranitz & Philipp (formerly the Law Offices of Richard A. Kranitz) in 1984, he was with the Milwaukee law firms of Fretty & Kranitz (1982 to 1983), Habush, Gillick, Habush, Davis, Murphy, Kraemer & Kranitz (1977 to 1978), McKay, Martin & Kranitz (1973-1976) and Reinhart, Boerner, Van Deuren, Norris & Rieselbach, S.C. (1970 to 1973). Mr. Kranitz is a director of the Grafton State Bank.

      MICHAEL S. JOYCE has been a director of Harp & Eagle since December 2000. Mr. Joyce is (since July, 2001) President and Chief Executive Officer of Americans for Community and Faith-Centered Enterprise and the Foundation for Community and Faith-Centered Enterprise, located in Washington, D.C. and Phoenix, Arizona, respectively. From 1985 to 2001, he was President and Chief Executive Officer of The Lynde and Harry Bradley Foundation, Milwaukee, Wisconsin. From 1977 to 1985, Mr. Joyce was the President of the John M. Olin Foundation, New York, New York; from 1974 to 1977, he was the President of the Goldseker Foundation, Baltimore, Maryland. Mr. Joyce is a director of Blue Cross & Blue Shield United of Wisconsin, the Pinkerton Foundation, the Philanthropy Roundtable and a member of the Selection Committee of the Clare Booth Luce Fund.

      THOMAS J. SHEEHAN has been a director of Harp & Eagle since December 2000. From 1990 to the present, he has been the Chairman of the Board, President and Chief Executive Officer of Grafton State Bank, a $125 million full-service commercial bank with an active mortgage banking operation. Mr. Sheehan is the current President of the Independent Community Bankers of America, an organization which represents over 5,000 community banks throughout the United States. He is also a Director of TYME Corporation, the primary provider of ATM and POS interchange services in Wisconsin, and a member of its Executive Committee. Mr. Sheehan is the current Chairman of the Grafton Community Development Authority; Treasurer of the Ozaukee County Development Corporation; a Director of the St. Mary's Hospital Foundation; and a member of the Grafton Police and Fire Commission.

      Cary James O'Dwanny is the father of Sean D. O'Dwanny.

      All of our directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Our directors are not compensated for acting as directors, nor are they reimbursed for expenses related to their service as directors. Officers are elected annually by our board of directors and serve at the discretion of the board. See "Principal Stockholders" for information concerning ownership of our common stock by our directors and officers.

MANAGEMENT COMPENSATION

      SUMMARY COMPENSATION TABLE. The following table provides information concerning the compensation earned by our Chief Executive Officer for his services rendered to us in all capacities during the fiscal year ended December 31, 2001. We are required to disclose in the table the compensation we paid to our Chief Executive Officer and to any other executive officer of our company who was paid in excess of $100,000. These persons are referred to in this prospectus as "named executive officers." Because no executive officer of our company was paid more than $100,000 for any fiscal year, only the compensation paid by us to our Chief Executive Officer is included in the table.


                                                                  Annual Compensation
                                                             --------------------------------         All Other
               Name and Principal Positions                   Year      Salary($)    Bonus($)      Compensation($)
-----------------------------------------------------------   ----      ---------    --------      ---------------
Cary James O'Dwanny........................................   2001      6,000  (1)       -               -
    President, Treasurer and Director                         2000      1,200            -               -

-------------
(1) Mr. O'Dwanny's base annual salary for fiscal 2002 is presently anticipated to be $6,000. No executive officer is scheduled to receive annual compensation in excess of $100,000 for fiscal 2002.

     OPTION GRANTS IN THE LAST FISCAL YEAR. No options were granted to our Chief Executive Officer, our only named executive officer, for our fiscal year ended December 31, 2001.

     OPTION EXERCISES IN 2001 AND AGGREGATE OPTION VALUES AT DECEMBER 31, 2001. No options were exercised by our Chief Executive Officer, our only named executive officer, during fiscal 2001, and, as of December 31, 2001, no unexercised options were held by our Chief Executive Officer.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our bylaws provide for the elimination, to the fullest extent permissible under Wisconsin law, of the liability of our directors to us for monetary damages. This limitation of liability does not affect the availability of equitable remedies such as injunctive relief. Our bylaws also provide that we shall indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from certain specified misconduct. We are required to advance their expenses incurred as a result of any proceeding against them for which they could be indemnified, including in circumstances in which indemnification is otherwise discretionary under Wisconsin law. At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of our company in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN TRANSACTIONS

     Use of Proceeds to Repay Indebtedness

     We intend to apply, or have applied, the net proceeds of this offering, up to the approximate aggregate amount and in the order of priority shown below, to repay outstanding indebtedness:

     - First, $33,000 owed to Grafton State Bank, an unrelated party, bearing interest at the rate of 6% per annum, due on demand, which amount has been paid;

     - Second, approximately $13,000 owed to Cary James O'Dwanny, our President and a director, bearing no interest, due on demand, which amount has been paid; and

     - Third, $100,000 owed to Richard Peterson, one of our non-affiliate shareholders, bearing interest at the rate of 9% per annum, due on demand, $75,000 of which amount has been paid.

     - Fourth, approximately $340,000 owed to Johnson Bank, an unrelated party, bearing interest at the prime rate plus 0.5% (5.75% at September 30, 2002), due April 30, 2003.

     Proceeds of the above loans were provided to Castledaly Acquisition Corporation to finance the improvement and operation of the Castledaly Manor inn and restaurant. We assumed some of this indebtedness in connection with our acquisition of Castledaly Acquisition Corporation, as described in the following paragraph. Also see "Use of Proceeds" for additional information as to the purposes for which we intend to use the proceeds of this offering.

     Acquisition of Castledaly Acquisition Corporation

     In a series of transactions during 2000 and the first six months of 2001, we acquired all of the outstanding shares of common stock of Castledaly Acquisition Corporation in exchange for (1) the issuance of Harp & Eagle common stock with an aggregate value of $466,682 and (2) our assumption of outstanding indebtedness of Castledaly Acquisition Corporation in the aggregate amount of $241,000, including indebtedness to, or guaranteed by, certain of our directors, officers, shareholders and affiliates, as follows:

     -   Johnson Bank - $168,000 guaranteed by County Clare, Ltd.;

     -   County Clare, Ltd. - $40,000; and

     - Grafton State Bank - $33,000 guaranteed by Cary James O'Dwanny, F. Fuller McBride and Richard A. Kranitz.

CONFLICTS OF INTEREST

     Certain potential conflicts of interest are inherent in the relationships between our affiliates and us.

     From time to time, one or more of our affiliates may form or hold an ownership interest in and/or manage other businesses both related and unrelated to the type of business that we own and operate. These persons expect to continue to form, hold an ownership interest in and/or manage additional other businesses which may compete with ours with respect to operations, including financing and marketing, management time and services and potential customers. These activities may give rise to conflicts between or among the interests of Harp & Eagle and other businesses with which our affiliates are associated. Our affiliates are in no way prohibited from undertaking such activities, and neither we or our shareholders will have any right to require participation in such other activities.

     Further, because we intend to transact business with some of our officers, directors and affiliates, as well as with firms in which some of our officers, directors or affiliates have a material interest, potential conflicts may arise between the respective interests of Harp & Eagle and these related persons or entities. For example, we may buy additional shares of common stock of County Clare, Ltd., the corporation which owns and operates County Clare, an Irish-theme inn and restaurant located in Milwaukee, Wisconsin. As of September 30, 2002, we already held a 6% minority interest in County Clare, Ltd. and options to purchase an additional 16,500 shares (approximately 11%) at the price of $1.00 per share. Cary James O'Dwanny, who is the President, treasurer, a director and significant shareholder of Harp & Eagle, is also an officer, director and shareholder of County Clare, Ltd.

     We believe that such transactions will be effected on terms at least as favorable to us as those available from unrelated third parties, and, with respect to transactions involving real or apparent conflicts of interest, we have adopted policies and procedures which require that (1) the fact of the relationship or interest giving rise to the potential conflict be disclosed or known to the directors who authorize or approve the transaction prior to such authorization or approval, (2) the transaction be approved by a majority of our disinterested outside directors and (3) the transaction be fair and reasonable to Harp & Eagle at the time it is authorized or approved by our directors.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of our common stock as of December 11, 2001, the initial effective date of this offering, and as of September 30, 2002, adjusted to reflect the sale of 68,105 shares in this offering as of that date, by:

     - each person known by us to beneficially own more than 5% of our common stock;

     -    each of our directors;

     -    our sole named executive officer; and

     -    all of our directors and executive officers as a group.

     We believe that, subject to applicable community and marital property laws, the beneficial owners of our common stock listed below have sole voting and dispositive power with respect to such shares.

                                                      Shares beneficially owned         Shares beneficially owned
                                                       as of December 11, 2001         as of September 30, 2002 (1)
                                                      -------------------------        ----------------------------
Name and Address of Beneficial Owner                     Number       Percent             Number       Percent
------------------------------------                     ------       -------             ------       -------
Cary James O'Dwanny...................................   333,334       51.3%               333,334       46.4%
1234 North Astor Street
Milwaukee, WI 53202
Gerard Dunne .........................................        -           -                     -           -
Castledaly, Moate
County Westmeath, Ireland
Dennis J. Radtke......................................        -           -                     -           -
1234 North Astor Street
Milwaukee, WI 53202
Sean D. O'Dwanny......................................        -           -                     -           -
52 Stafford Street
Plymouth, WI 53073
Richard A. Kranitz....................................     8,334        1.3%                 8,334        1.1%
1238 Twelfth Avenue
Grafton, WI 53024
Michael S. Joyce......................................    25,000        3.8%                30,000        4.2%
1201 Pennsylvania Avenue, N.W.
Washington, D.C. 20004
Thomas J. Sheehan.....................................     8,334        1.3%                 8,334        1.1%
101 Falls Road
Grafton, WI 53024
All directors and executive officers
   as a group (7 persons).............................   375,002       57.7%               380,002       52.9%

---------------

(1) Because this is a best-efforts, minimum-maximum offering, we cannot guarantee that all or any part of the common stock offered by this prospectus in excess of the minimum offering of 60,000 shares will be sold. See "Risk Factors" and "Plan of Distribution" for information concerning this type of offering. As of August 31, 2002, if the number of shares sold in the offering, as arbitrarily selected by us for purposes of illustration only, is assumed to be 250,000 shares, 500,000 shares, 750,000 shares or 1,000,000, ownership percentages would be as follows:

                                                      Assumed number of shares of common stock sold in the offering
                                                      -------------------------------------------------------------
                                                       250,000          500,000           750,000         1,000,000
                                                       Shares           Shares            Shares           Shares
                                                       ------           ------            ------           ------
     Cary James O'Dwanny...........................     37.1%            29.0%             23.8%           20.2%
     Gerard Dunne..................................        -                -                 -               -
     Dennis J. Radtke..............................        -                -                 -               -
     Sean D. O'Dwanny..............................        -                -                 -               -
     Richard A. Kranitz............................      0.9%             0.7%              0.6%            0.5%
     Michael S. Joyce..............................      3.3%             2.6%              2.1%            1.8%
     Thomas J. Sheehan.............................      0.9%             0.7%              0.6%            0.5%
     Directors and executive officers as a group...     42.2%            33.1%             27.1%           23.0%

                            DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 10,000,000 shares of common stock, par value $0.0001 per share, and 2,000,000 shares of preferred stock, par value $0.0001 per share. As of the amended date of this prospectus, 718,166 shares of common stock and no shares of preferred stock were outstanding.

COMMON STOCK

     Holders of our common stock are entitled to one vote per share of common stock beneficially owned on each matter submitted to a vote at a meeting of shareholders, subject to Section 180.1150 of the Wisconsin Business Corporation Law. Our common stock does not have cumulative voting rights, which means that the holders of a majority of the shares of common stock can, when voting for the election of directors, elect all of the members of our board of directors.

     Our common stock has no preemptive rights and no redemption or conversion privileges.

     The holders of our common stock are entitled to receive dividends out of assets legally available at such times and in such amounts as our board of directors may, from time to time, determine, and upon liquidation and dissolution are entitled to receive all assets available for distribution to the shareholders. Under the Wisconsin Business Corporation Law, a majority vote of shares represented at a meeting at which a quorum is present is generally sufficient for all actions that require the vote of shareholders, However, certain actions require approval by either a super-majority of two-thirds of all the outstanding shares entitled to vote, and certain actions require a majority of all outstanding shares entitled to vote. See "Description of Securities - Anti-Takeover Provisions" for additional information concerning some of these actions.

PREFERRED STOCK

     Our board of directors has the authority, within the limitations and restrictions in our articles of incorporation, to issue 2,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of any series, without further vote or action by the stockholders.

     The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Harp & Eagle without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including voting rights, of the holders of common stock. In some circumstances, this issuance could have the effect of decreasing the market price of the common stock. We currently have no plans to issue any shares of preferred stock.

UNDERWRITER'S WARRANTS

     In connection with this offering, we have agreed to sell to our former managing placement agent or its designee, at a purchase price of $0.01 each, warrants to purchase from us shares of common stock in an amount equal to 10% of the number of shares of common stock sold by such agent, or 6,851 shares. These warrants are exercisable for four years, commencing one year after the offering, at the price of $8.10 per share, or 135% of the public offering price. The underwriter's warrants contain provisions for adjustment of the exercise price upon the occurrence of certain events, including stock dividends, stock splits, recapitalizations and the issuance of our common stock for consideration less than the exercise price. The holders of underwriter's warrants have no voting, dividend or other rights as stockholders of Harp & Eagle with respect to shares underlying their warrants, unless and until the underwriter's warrants have been exercised.

     Also see "Shares Eligible for Future Sale" for additional information concerning potential future sales of our common stock.

LIMITATION OF DIRECTOR LIABILITY

     Section 180.0828 of the Wisconsin Business Corporation Law provides that our directors can be held personally liable only for intentional breaches of fiduciary duties, criminal acts, transactions from which the director derived an improper personal profit and wilful misconduct. This provision may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted Harp & Eagle and its shareholders.

INDEMNIFICATION

     Under the Wisconsin Business Corporation Law, our directors and officers are entitled to mandatory indemnification from us against certain liabilities and expenses (1) if the officer or director is successful in the defense of an action brought against him or her and (2) if the officer or director is not successful in the defense of an action brought against him or her, unless, in the latter case only, it is determined that the director or officer breached or failed to perform his or her duties to Harp & Eagle and such breach or failure constituted: (a) a wilful failure to deal fairly with us or our shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) wilful misconduct. While the Wisconsin Business Corporation Law allows us to limit our obligation to indemnify officers and directors by so providing in our articles of incorporation, to date we have not done so. Our bylaws provide for the indemnification of our directors and officers by us to the fullest extent permitted by Wisconsin law. Required indemnification payments, if any, may adversely affect our financial condition and, accordingly, your investment in our common stock.

ANTI-TAKEOVER PROVISIONS

     Provisions of our bylaws and the Wisconsin Business Corporation Law described in this section may delay or make more difficult acquisitions or changes in control of Harp & Eagle which are not approved by our board of directors. We believe that these provisions will enhance our ability to develop our business in a manner which will foster our long-term growth without the disruption caused by the threat of a takeover that our board of directors does not consider to be in the best interests of Harp & Eagle and its shareholders, particularly, but not exclusively, in the initial years of our existence as a publicly-traded company. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change in control of Harp & Eagle, although such proposals, if made, might be considered desirable by a majority of our shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors.

     Number of Directors; Removal; Vacancies. Our bylaws currently provide that we may have up to seven directors. The authorized number of directors may be changed by amendment of the bylaws. The bylaws also provide that the our board of directors shall have the exclusive right to fill vacancies on the board, including vacancies created by expansion of the board or removal of a director, and that any director elected to fill a vacancy shall serve until the next annual meeting of our shareholders. The bylaws further provide that directors may be removed by the shareholders only by the affirmative vote of the holders of at least a majority of the votes then entitled to be cast in an election of directors. This provision, in conjunction with the provisions of the bylaws authorizing the board to fill vacant directorships, could prevent shareholders from removing incumbent directors and filling the resulting vacancies with their own nominees.

     Amendments to the Articles of Incorporation. The Wisconsin Business Corporation Law provides authority to Harp & Eagle to amend its articles of incorporation at any time to add or change a provision that is required or permitted to be included in the articles or to delete a provision that is not required to be included in such articles. Our board of directors may propose one or more amendments to our articles of incorporation for submission to a shareholder vote. The board may condition its submission of the proposed amendment on any basis it chooses if the board notifies each shareholder, whether or not entitled to vote, of the shareholders' meeting at which the proposed amendment will be voted upon.

     Constituency or Stakeholder Provision. Section 180.0827 of the Wisconsin Business Corporation Law provides that, in discharging his or her duties to Harp & Eagle and in determining what he or she believes to be in our best interests, a director or officer may, in addition to considering the effects of any action on shareholders, consider the effects of the action on employees, suppliers, customers, the communities in which we operate, so-called "stakeholders," and any other factors that the director or officer considers pertinent.

     Wisconsin Anti-Takeover Statutes. Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law regulate the broad range of "business combinations" between a "resident domestic corporation," such as Harp & Eagle, and an "interested stockholder." The law defines a "business combination" to include a merger or share exchange, or a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to at least 5% of the market value of our stock or assets, 10% of our earning power, or the issuance of stock or rights to purchase stock with a market value equal to at least 5% of our outstanding stock, the adoption of a plan of liquidation or dissolution and certain other transactions involving an "interested stockholder," defined as a person who beneficially owns 10% of the voting power of our outstanding voting stock or who is an affiliate or associate of Harp & Eagle and beneficially owned 10% of the voting power of our then outstanding voting stock within the last three years.

     Section 180.1141 of the Wisconsin Business Corporation Law prohibits us from engaging in a business combination, other than a business combination of a type specifically excluded from the coverage of the statute, with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless our board of directors approved the business combination or the acquisition of the stock that resulted in a person becoming an interested stockholder before such acquisition. Accordingly, the statutory prohibition against business combinations cannot be avoided during the three-year period by subsequent action of the board of directors or shareholders. Business combinations after the three-year period following the stock acquisition date are permitted only if (1) our board of directors approved the acquisition of the stock by the interested stockholder prior to the acquisition date, (2) the business combination is approved by a majority of our outstanding voting stock that is not beneficially owned by the interested stockholder, or (3) the consideration to be received by our shareholders meets certain requirements of the statute with respect to form and amount.

     In addition, the Wisconsin Business Corporation Law provides in Sections
180.1130 to 180.1133 that business combinations involving a "significant shareholder," as defined below, and a "resident domestic corporation," such as Harp & Eagle, are subject to a two-thirds supermajority vote of shareholders. Compliance with this "fair price" provision is in addition to any approval otherwise required. A "significant shareholder," with respect to a resident domestic corporation, is defined as a person who beneficially owns, directly or indirectly, 10% or more of the voting stock of the corporation, or an affiliate of the corporation which beneficially owned, directly or indirectly, 10% or more of the voting stock of the corporation within the last two years. We anticipate that after this offering we will be an "issuing public corporation" for purposes of the defensive action restrictions discussed below.

     Under the Wisconsin Business Corporation Law, the business combinations described above must be approved by 80% of the voting power of our stock and at least two-thirds of the voting power of our stock that is not beneficially held by the significant shareholder who is a party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless the following fair price standards have been met: (1) the aggregate value of the per share consideration is equal to the higher of (a) the highest price paid for any of our common stock by the significant shareholder in the transaction in which it became a significant shareholder within two years before the date of the business combination, (b) the market value of our shares on the date of commencement of any tender offer by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is highest, or (c) the highest liquidation or dissolution distribution to which holders of the shares would be entitled, and (2) either cash, or the form of consideration used by the significant shareholder to acquire the largest number of shares, is offered.

     Section 180.1134 of the Wisconsin Business Corporation Law contains defensive action restrictions and provides that, in addition to the vote otherwise required by law or the articles of incorporation of an issuing public corporation, the approval of the holders of a majority of the shares entitled to vote is required before we can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. Under these defensive action restrictions, shareholder approval is required for us to (1) acquire more than 5% of our outstanding voting shares at a price above the market price from any individual who or organization which owns more than 3% of our outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all of our voting shares, or (2) sell or option assets of Harp & Eagle which amount to at least 10% of our market value, unless we have at least three directors who are not officers or employees and a majority of these independent directors vote not to have this provision apply to us.

     The restrictions described in clause (1) of the preceding paragraph may have the effect of deterring a shareholder from acquiring shares of our common stock with the goal of seeking to have us repurchase such shares at a premium over the market price.

     Under Section 180.1150 of the Wisconsin Business Corporation Law, the voting power of our common stock, held by any person or persons acting as a group, which is in excess of 20% of the voting power in the election of directors is limited to 10% of the full voting power of such common stock. This statutory voting restriction does not apply to shares acquired directly from us or in certain specified transactions or shares for which full voting power has been restored pursuant to a vote of our shareholders.

     Anti-Takeover Consequences. Certain provisions of our articles of incorporation and bylaws may have significant anti-takeover affects, including the inability of our shareholders to remove directors without cause, and the ability of the remaining directors to fill vacancies.

     The explicit grant of discretion to directors to consider non-shareholder constituencies could, in the context of an "auction" of the Company, have antitakeover effects in situations where the interests of "stakeholders" of our company, including employees, suppliers, customers and communities in which we do business, conflict with the short-term maximization of shareholder value.

     The fair price provision may discourage any attempt by a shareholder to squeeze out other shareholders without offering an appropriate premium purchase price. In addition, the defensive action restrictions may have the effect of deterring a shareholder from acquiring our common stock with the goal of seeking to have us repurchase the common stock at a premium. The statutory and bylaw provisions referenced above are intended to encourage persons seeking to acquire control of Harp & Eagle to initiate such an acquisition through arms-length negotiations with our board of directors, and to ensure that sufficient time for consideration of such a proposal, and any alternatives, is available. These measures are also designed to discourage investors from attempting to accumulate a significant minority position in our company and then using the threat of a proxy contest as a means to pressure us to repurchase shares of our common stock at a premium over the market value. To the extent that such measures lessen the likelihood of a proxy contest or the assumption of control by a holder of a substantial block of our common stock, they could increase the likelihood that incumbent directors will retain their positions, and may also have the effect of discouraging a tender offer or other attempt to obtain control of Harp & Eagle, even though such attempt might be beneficial to us and to our shareholders.

TRANSFER AGENT AND REGISTRAR

     Registrar and Transfer Company, Cranford, New Jersey, is the transfer agent and registrar for our common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock, and sales of substantial amounts of common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of equity securities.

SALES OF RESTRICTED SHARES

     Upon completion of this offering, assuming that the entire offering is sold, 1,649,661 shares of our common stock will be outstanding. All of the shares we sell in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with Rule 144. In general, our affiliates are any persons that directly, or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with, Harp & Eagle.

     The remaining 649,661 shares of common stock outstanding following this offering will be restricted securities under the terms of the Securities Act. Sales of these restricted shares may be limited by Rule 144 and, in some cases, by lock-up agreements. Under these agreements, we, our officers, directors and respective affiliates have agreed, subject to limited exceptions, not to sell, transfer or otherwise dispose of, directly or indirectly, any shares of common stock, or any securities convertible or exchangeable for shares of common stock, for a period of 120 days after the amended date of this prospectus without our prior written consent. We may, in our sole discretion, at any time and without notice, release all or any portion of the shares of common stock subject to lock-up agreements.

     As of the amended date of this prospectus, upon the expiration of the 120-day lock-up period, or earlier with our prior written consent, 380,002 shares held by our affiliates will become eligible for sale in the public market, subject to the volume, availability of public information, manner of sale and notice requirements of Rule 144. 129,337 restricted shares held by non-affiliates and not subject to lock-up agreements became initially eligible for sale under Rule 144 prior to December 31, 2001, subject to the same Rule 144 restrictions and requirements as sales by our affiliates, and 145,322 shares were eligible for sale under Rule 144(k), without such restrictions as described below, as of that date. Also see "Description of Securities" concerning common stock issuable upon the exercise of options and warrants.

RULE 144

     In general, under Securities Act Rule 144, a stockholder who owns restricted shares that have been outstanding for at least one year is entitled to sell, within any three-month period, a number of these restricted shares that does not exceed the greater of:

     - 1% of the then outstanding shares of common stock, or approximately 16,497 shares immediately after this offering, assuming the entire offering is sold, or

     - the average weekly reported trading volume in the common stock during the four calendar weeks preceding filing of a notice on Form 144 with respect to the sale.

     In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, to sell shares of common stock that are not restricted securities. Sales under Rule 144 are also governed by manner of sale provisions and notice requirements, and current public information about us must be available. Under Rule 144(k), a stockholder who is not currently, and who has not been for at least three months before the sale, an affiliate of ours and who owns restricted shares that have been outstanding for at least two years may resell these restricted shares without compliance with the above requirements. The one- and two-year holding periods described above do not begin to run until the full purchase price is paid by the person acquiring the restricted shares from us or an affiliate of ours.

                              PLAN OF DISTRIBUTION

     As of the amended date of this prospectus, we anticipate selling all of the units offered by this prospectus exclusively through our officers and directors, without the assistance of brokers, dealers, and finders. Our officers and directors will participate in the distribution of the offering in reliance upon the exemption from broker-dealer registration provided by Rule 3a4-1 under the Securities Exchange Act of 1934.

     We may in the future, in our sole discretion, elect to engage certain brokers, dealers and finders to assist in the marketing and distribution of this offering. Such brokers, dealers, and finders will be compensated, in accordance with all state and federal securities laws, with cash, securities of the issuer, or both. If we choose to employ a broker-dealer for the purpose of selling the units offered by this prospectus, we will amend our registration statement to identify a selected broker-dealer at such time as such broker-dealer sells 5% or more of the offering. A broker-dealer that sells securities in this type of an offering would be deemed an underwriter as defined in Section 2(11) of the Securities Act of 1933.

     This is a minimum-maximum offering. Neither we nor any other person was or is obligated (1) to sell any number or dollar amount of our common stock in excess of the 60,000-share minimum offering or (2) to purchase any number or dollar amount of shares at any time. We will use our best efforts to sell all of the common stock offered by this prospectus. However, we cannot guarantee how much stock in excess of the required minimum, if any, will actually be sold in this offering. See "Risk Factors" for additional information concerning this type of offering.

     All funds received from subscribers for common stock will be held in escrow by Grafton State Bank, Grafton, Wisconsin, as escrow agent, pursuant to an agreement between us and the escrow agent. Pending disbursement, subscription proceeds will be deposited in a segregated account and invested in short-term, investment-grade, interest-bearing securities.

     Unless collected funds sufficient to purchase at least the minimum offering of 60,000 shares had been received by the escrow agent from accepted subscribers within 120 days from the initial date of this prospectus, all purchase payments would have been returned in full to subscribers, without interest or deduction. The minimum offering was sold within the foregoing period, and, accordingly, the offering may continue until 1,000,000 shares are sold or September 30, 2003, whichever occurs first. However, we may terminate the offering at any earlier time if we choose to do so.

     To purchase common stock, a prospective investor must (1) complete and sign a subscription agreement, in the form attached to this prospectus as Exhibit A, and any other documents that we may require and (2) deliver such documents to us, together with payment in an amount equal to the full purchase price the shares of common stock being purchased. Checks should be made payable to "Grafton State Bank, Escrow Agent."

     We will determine, in our sole discretion, to accept or reject subscriptions within five days following their receipt. Funds of an investor whose subscription is rejected will be promptly returned directly to such person by the escrow agent, without interest or deduction. No subscription may be withdrawn, revoked or terminated by the purchaser. We reserve the right to refuse to sell units to any person at any time.

     Our officers, directors and other affiliates, have agreed to limit sales and other transfers of our common stock as described above under "Shares Eligible for Future Sale."

                                  LEGAL MATTERS

     The validity of the shares of our common stock offered through this prospectus will be passed upon for us by Kevin B. Dunn Esq., Milwaukee, Wisconsin. Legal matters relating to this offering will be passed upon for the managing placement agent by Kranitz & Philipp, Milwaukee, Wisconsin. Richard A. Kranitz, a partner in the law firm of Kranitz & Philipp, is a director and the Secretary of Harp & Eagle.
                                     EXPERTS

     Cherry, Bekaert & Holland, L.L.P., independent certified public accountants, have audited the consolidated financial statements of Harp & Eagle and its subsidiaries as of December 31, 2001, and for each of the two years then ended, as set forth in their report. We have included such consolidated financial statements in this prospectus in reliance upon the report of Cherry, Bekaert & Holland, L.L.P., given on their authority as experts in auditing and accounting.

     On November 1, 2001, we engaged Cherry, Bekaert & Holland, L.L.P. as our principal independent public accountants and auditors upon the resignation of Schenck & Associates, S.C. No report issued at any time by Schenck & Associates, S.C. on the financial statements of Harp & Eagle or its subsidiaries has contained an adverse opinion or disclaimer of opinion, or was modified as to uncertainty, audit scope or accounting principles. Further, there were no disagreements with Schenck & Associates, S.C., whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Schenck & Associates, S.C., would have caused them to make reference to the subject matter of the disagreement(s) in connection with their report.

     The change in accountants described above was approved by our board of directors.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and the common stock to be sold in this offering, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The registration statement, including exhibits and schedules filed with it, may be inspected without charge at the SEC's public reference rooms at:

     -    Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C.
          20549;

     -    233 Broadway, New York, New York 10279; or

     - Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     Copies of all or any part of the registration statement may be obtained from such office after payment of fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a Web site that contains registration statements, reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC at http://www.sec.gov.

     We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, accordingly, file annual reports containing consolidated financial statements audited by an independent public accounting firm, quarterly reports containing unaudited consolidated financial data, current reports, proxy statements and other information with the SEC. You may inspect and copy such periodic reports, proxy statements and other information at the SEC's public reference room, and the Web site of the SEC referred to above.


                          INDEX TO FINANCIAL STATEMENTS


                                                                                                               Page
                                                                                                               ----
Independent Auditors' Report ................................................................................   F-1

Financial Statements:
     Consolidated Balance Sheet at December 31, 2001 (audited)
         and September 30, 2002 (unaudited)..................................................................   F-2
     Consolidated Statement of Operations for the years ended December 31, 2001
          and 2000 (audited) and the nine months ended September 30, 2002 and 2001 (unaudited)...............   F-4
     Consolidated Statement of Changes in Stockholders' Equity for the years ended December 31, 2001 and 2000 (audited) and the nine months ended
         September 30, 2002 and 2001 (unaudited).............................................................   F-5
     Consolidated Statement of Cash Flows for the years ended December 31, 2001
         and 2000 (audited) and the nine months ended September 30, 2002 and 2001 (unaudited)................   F-7
     Notes to Consolidated Financial Statements..............................................................   F-9

[CHERRY, BEKAERT & HOLLAND, L.L.P. LOGO]


                          Independent Auditors' Report



Board of Directors
Harp & Eagle, Ltd.
Milwaukee, Wisconsin


We have audited the accompanying consolidated balance sheets of Harp & Eagle, Ltd. and Subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Harp & Eagle, Ltd. and Subsidiaries as of December 31, 2001 and 2000 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



Cherry, Bekaert & Holland, L.L.P.


CHERRY, BEKAERT & HOLLAND, L.L.P.



Charlotte, North Carolina
April 10, 2002

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

                           Consolidated Balance Sheets


                                                                                         (Unaudited)
                                                               December 31, 2001     September 30, 2002
                                                               -----------------     ------------------
        ASSETS
Current assets
    Cash and cash equivalents                                  $         105,383     $          185,289
    Accounts receivable                                                    3,639                  6,599
    Due from related party                                                16,883                 38,671
    Inventory                                                             11,925                 12,089
    Prepaid expenses                                                      25,106                 54,161
                                                               -----------------     ------------------

Total current assets                                                     162,936                296,809
                                                               -----------------     ------------------

Property and equipment
    Land                                                                 218,750                204,309
    Buildings and improvements                                         1,006,709              1,263,343
    Furniture, fixtures and equipment                                    351,448                312,204
    Construction in progress                                                   -                 30,000
                                                               -----------------     ------------------

                                                                       1,576,907              1,809,856
    Less accumulated depreciation                                        160,255                209,949
                                                               -----------------     ------------------

Net property and equipment                                             1,416,652              1,599,907
                                                               -----------------     ------------------

Other assets
    Goodwill, net of accumulated amortization of $3,101 at
      September 30, 2002 and at December 31, 2001                         14,337                 14,337
    Amounts receivable from shareholder                                   19,411                 19,411
    Costs of issuing stock                                               201,396                      -
    Deferred tax asset                                                    25,000                 12,500
    Investment in affiliated company                                     326,300                330,350
                                                               -----------------     ------------------

Total other assets                                                       586,444                376,598
                                                               -----------------     ------------------


                                                               $       2,166,032     $        2,273,314
                                                               =================     ==================


See notes to consolidated financial statements.

                                                                                         (Unaudited)
        LIABILITIES AND                                        December 31, 2001     September 30, 2002
          STOCKHOLDERS' EQUITY                                 -----------------     ------------------
          --------------------
Current liabilities
    Notes payable - related parties                            $         112,700     $           25,000
    Notes payable - other                                                 33,000                  5,534
    Current maturities of long-term debt                                 371,252                374,812
    Accounts payable                                                     152,910                 15,028
    Accrued liabilities:
      Interest                                                            17,135                 19,400
      Other                                                               71,420                 76,223
    Customer deposits                                                    123,134                203,684
                                                               -----------------     ------------------

Total current liabilities                                                881,551                719,681

Long-term debt, less current maturities                                  508,102                528,359
                                                               -----------------     ------------------

Total liabilities                                                      1,389,653              1,248,040
                                                               -----------------     ------------------

Commitments and contingencies

Stockholders' equity
    Preferred stock                                                            -                      -
    Common stock                                                              65                     72
    Additional paid-in capital                                         1,185,305              1,267,934
    Retained earnings (accumulated deficit)                             (212,556)              (175,562)
    Foreign currency translation adjustment                             (196,435)               (67,170)
                                                               -----------------     ------------------

Total stockholders' equity                                               776,379              1,025,274
                                                               -----------------     ------------------




                                                               $       2,166,032     $        2,273,314
                                                               =================     ==================

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

                      Consolidated Statements of Operations



                                                                                       (Unaudited)
                                               Years ended December 31,     Nine months ended September 30,
                                                2001             2000            2002             2001
                                                ----             ----            ----             ----

Sales                                        $ 1,411,880      $ 861,663      $ 1,093,240      $ 1,085,108

Cost of sales                                    121,895        107,265          182,216           89,112

Operating expenses                             1,160,015        640,934          820,250          900,993
                                             -----------      ---------      -----------      -----------

Income from operations                           129,970        113,464           90,774           95,003
                                             -----------      ---------      -----------      -----------

Other income (expense)
    Interest income                                5,989          6,907            2,414            5,651
    Interest expense                             (35,461)       (68,193)         (43,694)         (53,730)
                                             -----------      ---------      -----------      -----------

Other expense, net                               (29,472)       (61,286)         (41,280)         (48,079)
                                             -----------      ---------      -----------      -----------

Income before provision for income taxes         100,498         52,178           49,494           46,924

Income tax expense                                26,738          4,573           12,500            9,312
                                             -----------      ---------      -----------      -----------

Net income                                   $    73,760      $  47,605      $    36,994      $    37,612
                                             ===========      =========      ===========      ===========


Net income per common share                  $      0.13      $    0.10      $      0.05      $      0.07








See notes to consolidated financial statements.

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

           Consolidated Statements of Changes in Stockholders' Equity

                                                                                    Common
                                                                 Preferred          Shares      Common
                                                                   Stock          Outstanding    Stock
                                                                 ----------       -----------   ------

                            2000
-----------------------------------------------------------
Balance January 1, 2000                                          $        -                 -   $    -
  Comprehensive income:
    Net income                                                            -                 -        -
    Foreign currency translation adjustment                               -                 -        -
  Total comprehensive income:

  Non-cash compensation of officer                                        -                 -        -

  Issuance of common stock
    For cash                                                              -            85,336        8
    Acquisition of shares in Castledaly
      Acquisition Corporation                                             -           147,086       15
    Settlement of stock subscription receivable
      Acquisition of minority interest in County Clare, Ltd.              -           271,917       27
                                                                 ----------       -----------   ------
Balance December 31, 2000                                                 -           504,339       50

                            2001
-----------------------------------------------------------
  Comprehensive income:
    Net income                                                            -                 -        -
    Foreign currency translation adjustment                               -                 -        -
  Total comprehensive income
  Non-cash compensation of officer                                        -                 -        -

  Issuance of common stock to acquire the remaining ownership
    interest in Castledaly Acquisition Corporation                        -           145,322       15
                                                                 ----------       -----------   ------
Balance December 31, 2001                                                 -           649,661       65

                      2002 (unaudited)
-----------------------------------------------------------
  Issuance of stock offering                                                           68,105        7

  Comprehensive income:
    Net income                                                            -                 -        -
    Foreign currency translation adjustment                               -                 -        -
                                                                 ----------       -----------   ------
  Total comprehensive income
Balance September 30, 2002                                       $        -           717,766   $   72
                                                                 ==========       ===========   ======
Common stock - par value of $.0001; 10,000,000 shares
  authorized, 717,766 and 649,661 shares issued and
  outstanding at September 30, 2002 and December 31,
  2001, respectively.
Preferred stock - 2,000,000 shares authorized, no shares
  have been issued.

See notes to consolidated financial statements.

                                                                                        Accumulated
                     Common         Additional         Stock                              Other
                      Stock           Paid-In      Subscriptions     Accumulated      Comprehensive
                   Subscribed        Capital         Receivable        Deficit            Loss                 Total
                   ----------        -------         ----------        -------            ----                 -----

                   $       45      $   927,100     $   (400,000)     $  (333,921)     $     (67,942)       $   125,282

                            -                -                -           47,605                  -             47,605
                            -                -                -                -            (73,004)           (73,004)
                                                                                                           -----------
                                                                                                               (25,399)

                            -            1,200                -                -                   -             1,200


                            -          256,105                -                -                   -           256,113

                          (18)               -           73,700                -                   -            73,697

                          (27)               -          326,300                -                   -           326,300
                   ----------      -----------     ------------      -----------      --------------       -----------
                            -        1,184,405                -         (286,316)           (140,946)          757,193
                                                                                                           -----------


                            -                -                -           73,760                   -            73,760
                            -                -                -                -             (55,489)          (55,489)
                                                                                                           -----------
                                                                                                                18,271
                            -              900                -                -                   -               900


                            -                -                -                -                   -                15
                   ----------      -----------     ------------      -----------      --------------       -----------
                            -        1,185,305                -         (212,556)           (196,435)          776,379

                            -           82,629                                                                  82,636
                                                                                                           -----------

                            -                -                -           36,994                                36,994
                            -                -                -                -             129,265           129,265
                   ----------      -----------     ------------      -----------      --------------       -----------
                                                                                                               166,259
                                                                                                           -----------
                   $        -      $ 1,267,934     $          -      $  (175,562)     $      (67,170)      $ 1,025,274
                   ==========      ===========     ============      ===========      ==============       ===========

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                                                                                                        (Unaudited)
                                                             Years ended December 31,        Nine months ended September 30,
                                                            2001                2000             2002               2001
                                                            ----                ----             ----               ----

Operating activities
   Net income                                             $  73,760         $  47,605         $  36,994         $  37,612
   Adjustments to reconcile net income to net
     cash provided (used) by operating activities:
     Amortization of goodwill                                 1,163             1,163                 -               872
     Depreciation                                            72,619            34,280            52,449            55,661
     Deferred tax expense                                    13,361             4,573            12,500             9,312
     Noncash compensation of officer                            900             1,200                 -               900
     Decrease (increase) in:
        Accounts receivable                                  (2,084)            4,120            (2,960)              722
        Inventory                                            (5,945)           (2,196)             (164)           (6,257)
        Prepaid expenses                                     60,672           (85,321)          (29,055)          (27,324)
     Increase (decrease) in:
        Accounts payable                                   (110,443)         (108,085)         (137,882)          (10,602)
        Accrued liabilities                                 (18,027)           (3,708)            7,068             1,441
        Customer deposits                                  (131,838)          146,037            80,550          (106,787)
                                                          ---------         ---------         ---------         ---------
Net cash provided (used) by
  operating activities                                      175,024            39,668            19,500           (44,450)
                                                          ---------         ---------         ---------         ---------

Investing activities
   Purchases of property and
     equipment                                             (364,547)         (196,258)          (64,553)         (371,574)
   Investment in unconsolidated subsidiary                        -                 -            (4,050)                -
   Increase in amounts receivable from
     shareholder                                                  -            (5,000)                -                 -
   Increase in due from related party                        (5,001)          (11,882)                -                 -
   Decrease in amounts receivable
     to related parties                                           -                 -          (109,488)                -
                                                          ---------         ---------         ---------         ---------
   Net cash used for investing
     activities                                            (369,548)         (213,140)         (178,091)         (371,574)
                                                          ---------         ---------         ---------         ---------




See notes to consolidated financial statements.

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

                                                                                                  (Unaudited)
                                                     Years ended December 31,        Nine months ended September 30,

                                                     2001                2000            2002               2001
                                                     ----                ----            ----               ----

Financing activities
   Proceeds from notes payable                   $       -         $ 118,117         $       -         $       -
   Proceeds from long term debt                    273,538           270,970                 -           307,796
   Retirement of notes payable                     (40,000)          (75,000)
   Retirement of long term debt                          -          (135,485)          (79,467)          (40,000)
   Issuance of common stock                             44           329,000           344,442                 -
   Costs of issuing stock                         (138,671)          (62,725)          (60,410)          (59,325)
                                                 -----------------------------------------------------------------

Net cash provided by financing activities           94,911           444,877           204,565           208,471
                                                 -----------------------------------------------------------------

Effect of exchange rate changes
   on cash                                         (55,489)          (10,920)           33,932            (6,133)
                                                 -----------------------------------------------------------------

Cash and cash equivalents
   Net increase (decrease)                        (155,102)          260,485            79,906          (213,686)
   Beginning of period                             260,485                 -           105,383           260,485
                                                 -----------------------------------------------------------------


   End of period                                 $ 105,383         $ 260,485         $ 185,289         $  46,799
                                                 =================================================================


Supplemental cash flow information
   Cash paid for interest                        $  81,110         $  42,718         $  41,429            48,955

   Cash paid for taxes                           $       -         $       -         $       -         $       -

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


Note 1 - Nature of business and significant accounting policies

Nature of business

Harp & Eagle, Ltd. (Company) was formed in September 1999 under the laws of the state of Wisconsin for the purpose of acquiring all of the issued and outstanding common stock of Castledaly Acquisition Corporation (Castledaly). In 2000, the Company acquired approximately 63% of the outstanding common stock of Castledaly in a series of transactions. The acquisition of Castledaly has been accounted for in a manner similar to a pooling of interest since it was acquired from a company under joint control and common management. In 2001, the Company acquired the remaining 37% ownership interest of Castledaly. Castledaly owns 100% of its subsidiary, Castledaly Manor Limited (Manor), which owns and operates an Irish manor house inn located in the village of Castledaly, Ireland. The ten-room inn opened in May 1998 and serves food and beverages on the premises. In March 2001, the Manor expanded the capacity of the inn to twenty-three rooms.

A significant portion of the revenues related to the Company are dependent on travelers from the United States going to the Manor in Ireland. Any disruption or slow down of this travel could have an impact on the Company's operations.

Principles of consolidation

As noted above, through a series of transactions, the Company principally through the exchange of its shares for shares in Castledaly acquired 100% of the outstanding shares of Castledaly. Both the Company and Castledaly had a significant number of shareholders in common, were under common management, and had a majority of board members in common. As a result, both entities are deemed to be under common control of the above described control group and accordingly, the acquisition of the Castledaly shares has been accounted for in a manner similar to pooling-of-interests accounting.

The Company issued 147,086 shares of common stock plus cash in exchange for the 63% interest in Castledaly. Subsequent to that, the Company acquired the remaining 37% ownership interest of Castledaly exchanging 145,322 shares of the Company for the remaining shares of Castledaly.

As noted above, Castledaly owns 100% of the Manor which has been consolidated into Castledaly. All significant intercompany transactions and accounts have been eliminated.

The financial statements for all periods presented contain the activity of both Castledaly and the Company as if the business combination described above occurred on January 1, 1999.

Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

Note 1 - Nature of business and significant accounting policies, continued

Foreign currency translation

The assets and liabilities of the Manor, which are denominated in a foreign currency, are translated using rates of exchange as of the end of the period. Revenues and expenses and cash flows are translated at weighted average rates of exchange in effect during the year. The cumulative effect resulting from such translation is included in accumulated other comprehensive income in the consolidated financial statements.

Cash and cash equivalents

Cash and cash equivalents include liquid investments having a maturity date of less than three months when originally acquired.

Inventories

Inventories, consist principally of food and beverage and, are stated at the lower of cost, determined on the first-in, first-out (FIFO) method, or market.

Property, equipment, and depreciation

Property and equipment are stated at cost. Expenditures for additions and improvements are capitalized while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are expensed currently as incurred. Properties sold, or otherwise disposed of, are removed from the property accounts, with gains or losses on disposal credited or charged to the results of operations.

Depreciation is provided over the estimated useful lives of the respective assets, using the straight-line method for financial reporting purposes, and, in general, accelerated methods for income tax purposes.

Other assets and amortization

Goodwill represents the excess of the purchase price paid for the Manor, at the date of its acquisition over the fair market value of the net assets acquired. Goodwill was being amortized using the straight-line method over 15 years until December 31, 2001. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142 (SFAS 142), see "Impact of recently issued accounting standards" below.

Amounts receivable from shareholder

Amounts receivable from shareholder represent monies advanced by the Company on behalf of a shareholder which are non-interest bearing and have no stated maturity date.

Costs of issuing stock

Costs incurred directly related to the stock offering are reflected as an asset on the balance sheets. These costs will ultimately offset the equity proceeds.

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

Note 1 - Nature of business and significant accounting policies, continued

Customer deposits

Customer deposits consist of monies received from customers in advance for trips to the Manor.

Income taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the financial and tax basis of property and equipment, accrued liabilities and net operating loss carryforwards. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for tax credits that are available to offset future income taxes. Valuation allowances are established, if necessary, to reduce any deferred tax assets to the amount that will more likely than not be realized.

Fair value of financial instruments

Fair value approximates book value for the following financial instruments due to their short-term nature: cash and cash equivalents, accounts receivable, and accounts payable. Fair values of notes payable and long-term debt are based on estimates using present value techniques.

At December 31, 2001 and 2000, the carrying values of the Company's notes payable and long-term debt approximated their fair values as the interest rates on such financial instruments are comparable to market rates and/or remaining principal is due in a relatively short period of time. Fair value of unused line of credit arrangements approximate carrying value as the terms are at current market for similar agreements.

Revenue recognition

The Company records room revenues after guests have completed their stay at the Manor and also records revenues for food and beverage and other services as they are delivered to the guests. The Company includes as part of their package prices, the cost of airfare to Ireland and recognizes this as revenue when guests complete their stay. The Company bears the risk of loss on the tickets when purchased until the guest has utilized the ticket.

Noncash investing and financing activities

During the year ended December 31, 2000, the Company issued 271,917 shares of its common stock in exchange for approximately 6% of the ownership interest in County Clare, Ltd. an Irish theme Bed and Breakfast Inn and Pub in Milwaukee, Wisconsin, and 16,500 options exercisable for $1 which would increase the Company's ownership interest in County Clare, Ltd. to approximately 19%. The investment in County Clare, Ltd. was valued at $326,300 which represented approximately 6% of the net assets of County Clare, Ltd. An additional $4,050 investment into County Clare, Ltd. was made during the nine months ended September 30, 2002.

Comprehensive income

Statement of Financial Accounting Standards No. 130 (SFAS 130), Reporting Comprehensive Income, requires that total comprehensive income be reported in the financial statements. Total comprehensive income is presented in the consolidated statement of changes in stockholders' equity.

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

Note 1 - Nature of business and significant accounting policies, continued

Impact of recently issued accounting standards

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, issued in June 1998, as amended by SFAS No. 137 and SFAS No. 138, established accounting and reporting requirements for derivative instruments, including derivative instruments embedded in other contracts. The provisions of the Statement are effective for fiscal years beginning after June 15, 2000. The Company adopted this statement effective January 1, 2001. The adoption of the provisions of this statement did not have a material impact on the consolidated financial statements of the Company.

In June 2001, the Financial Accounting Standards Board ("FASB") issued two Statements of Financial Accounting Standards, No. 141, Business Combinations (SFAS No. 141), and No. 142, Goodwill and Other Intangible Assets (SFAS No.
142). SFAS No. 141 addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, Business Combinations, and FASB Statement No. 38, Accounting for Preacquisition Contingencies of Purchased Enterprises. All business combinations in the scope of SFAS No. 141 are to be accounted for using one method, the purchase method. The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001. Use of the pooling-of-interest method for those business combinations is prohibited. The Company adopted this statement effective July 1, 2001. The adoption of the provisions of this statement did not have a material impact on the consolidated financial statements of the Company.

SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. SFAS No. 142 also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Under SFAS No. 142, goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, but without the constraint of the 40-year maximum life required by SFAS No. 142. The provisions of SFAS No. 142 are required to be applied starting with fiscal years beginning after December 15, 2001. The Company adopted the provisions of SFAS No. 142 effective January 1, 2002. The adoption of the provisions of this statement did not have a material impact on the consolidated financial statements of the Company.

In June, 2001, the FASB issued the Statement of Financial Accounting Standards, No. 143, Accounting for Asset Retirement Obligations (SFAS No. 143). The Statement amends FASB Statement No. 19, Financial Accounting and Reporting by Oil and Gas Producing Companies. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period it is incurred. The provisions of this Statement are effective for fiscal years beginning after June 15, 2002. The Company expects that adopting the provisions of this statement will not have a material impact on the consolidated financial statements of the Company.

In August, 2001, the FASB issued the Statement of Financial Accounting Standards, No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144). The Statement supercedes FASB Statement 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and APB Opinion No. 30, Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS No. 144 also amends ARB No. 51, Consolidated Financial Statements. SFAS No.144 establishes a single accounting model, to dispose of by sale, for disposal of long-lived assets. The provisions of this Statement are effective for fiscal years beginning after December 15, 2001. The Company adopted the provisions of SFAS No. 144 effective January 1, 2002. The adoption of the provisions of this statement did not have a material impact on the consolidated financial statements of the Company.

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

Note 1 - Nature of business and significant accounting policies, continued

Reverse 1 for 3 stock split

Effective April 4, 2001 the Company effected a 1 for 3 reverse stock split. All share amounts and per share amounts have been presented giving retroactive effect for this reverse split.


Note 2 - Concentration of credit risk

The Company maintains its cash balances in various financial institutions located in the United States and Ireland. Balances maintained in financial institutions located in the United States are insured by the Federal Deposit Insurance Corporation up to $100,000 per institution. At times, the Company's bank balances exceed this amount.


Note 3 - Investment in affiliated company

The Company owns approximately 6% of the outstanding common stock of County Clare, Ltd. which is affiliated with the Company through common ownership. The investment has been accounted for at cost. At December 31, 2001 and 2000 the carrying value of this investment approximated the market value. In addition, at December 31, 2001 the Company holds an option to acquire 16,500 additional shares of County Clare, Ltd. for $1 per share which would increase its ownership percentage to 19%.


Note 4 - Notes payable

                                                                      Year Ended                     Year Ended
                                                                     December 31,                   December 31,
                                                                         2001                           2000
                                                                         ----                           ----
Related party notes payable consist of the following:

  County Clare, Ltd. - Related party
    6% note, unsecured, due on demand                                $           -                 $      40,000

  Cary O'Dwanny - Stockholder
    Non-interest bearing note, unsecured, due on demand                     12,700                        12,700

  Richard Peterson - Stockholder
    9% note, unsecured, due on demand                                      100,000                       100,000
                                                                     -------------                 -------------
                                                                     $     112,700                 $     152,700
                                                                     =============                 =============

Other notes payable consists of the following:

  Grafton State Bank
    10% note, interest payable quarterly, due on demand,
      personally guaranteed by three stockholders of the Company     $      33,000                 $      33,000
                                                                     =============                 =============


                       HARP & EAGLE, LTD. AND SUBSIDIARIES

Note 5 - Long-term debt

                                                                                                 Year Ended       Year Ended
                                                                                                December 31,     December 31,
                                                                                                    2001             2000
                                                                                                    ----             ----
Long-term debt consists of the following:

  Ulster Bank, Ireland
    Mortgage note, due in monthly installments of $5,078 due February 1, 2013, interest at Irish prime less .2% (6.0% at December 31, 2001), secured by
      substantially all real estate owned by Manor                                                $541,237         $405,699

  Johnson Bank
    Line of credit in the amount of $350,000, interest at prime plus .5% (5.25% at December 31, 2001), guaranteed by
      County Clare, Ltd., as well as a stockholder of the Company,
      expiring April 30, 2003                                                                      338,117          200,117
                                                                                                  --------         --------

  Total long-term debt                                                                             879,354          605,816
  Less current maturities                                                                          371,252            8,000
                                                                                                  --------         --------

  Long-term debt, less current maturities                                                         $508,102         $597,816
                                                                                                  ========         ========


Maturities of long-term debt for each of the five years succeeding December 31, 2001 are as follows:

                               Year ending
                               December 31,
                               ------------
                                  2002                                              $     371,252
                                  2003                                                     39,549
                                  2004                                                     41,988
                                  2005                                                     44,578
                                  2006                                                     47,327
                               Thereafter                                                 334,660
                                                                                    -------------
                                  Total                                             $     879,354
                                                                                    =============


In 2002, the Johnson Bank line of credit was renewed for one year until April 30, 2003.

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

Note 6 - Income taxes

Deferred taxes are as follows:

                                                                                     Years Ended
                                                                     -------------------------------------------
                                                                     December 31,                   December 31,
                                                                         2001                           2000
                                                                         ----                           ----
         Deferred income tax assets:
           Total                                                     $      68,000                 $      76,722
           Valuation allowance                                             (43,000)                      (38,361)
                                                                     -------------                 --------------
                                                                            25,000                        38,361
         Total deferred income tax liabilities                             -                                -
                                                                     -------------                 -------------
         Net deferred income tax asset                               $      25,000                 $      38,361
                                                                     =============                 =============

There was approximately a $5,000 increase and a $4,000 decrease in the valuation allowance during the years ended December 31, 2001 and 2000, respectively.

The provision for income taxes consists of:

                                                                                     Years Ended
                                                                     -------------------------------------------
                                                                     December 31,                   December 31,
                                                                         2001                           2000
                                                                         ----                           ----
       Current provision:
         Federal                                                     $      10,855                 $       -
         State                                                               2,522                         -
                                                                     -------------                 -------------
                                                                     $      13,377                 $       -
                                                                     =============                 =============

       Deferred provision:
         Federal                                                     $       5,190                 $          21
         State                                                               1,206                             5
         Foreign                                                             6,965                         4,547
                                                                     -------------                 -------------
       Deferred provision                                            $      13,361                 $       4,573
                                                                     =============                 =============

Effective rate reconciliation:

         U. S. Statutory Rate                                             34%                            34%
                                                                          ---                            ---

         U. S. Statutory Rate                                        $      34,169                 $      17,741
         State income taxes, net                                             3,728                             5
         Effect of valuation allowances                                      4,639                        (4,000)
         International rate differences                                    (15,798)                       (9,173)
                                                                     -------------                 -------------
                                                                     $      26,738                 $       4,573
                                                                     =============                 =============

The net operating losses of approximately $250,000 which principally arose from the Company's Irish operations may be carried forward indefinitely under Irish law to be used to offset future business income of the Irish operations.

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

Note 7 - Earnings per share

Earnings per share has been computed based on the weighted average shares outstanding for the periods below:


                                                             Income                Shares           Per-Share
                                                           (Numerator)          (Denominator)        Amount
                                                           -----------          -------------        ------
Basic income per common share:
   Income available to common stockholders:
         December 31, 2001                                $     73,760             577,597        $        .13
                                                          ------------                            ============
         December 31, 2000                                $     47,605             474,359        $        .10
                                                          ------------                            ============
         Nine months ended September 30, 2002             $     36,994             691,495        $        .05
                                                          ------------                            ============
         Nine months ended September 30, 2001             $     37,612             532,332        $        .07
                                                          ------------                            ============

During December, 2000 the Company granted options to purchase approximately 33,332 shares of common stock to four individuals, all of whom are officers, directors and/or employees of the Company. These options were granted pursuant to a plan adopted by the board of directors. All of these options are exercisable for a period of ten years, at the price of $3.00 per share; however, such options will not become fully vested and exercisable until July 1, 2007. The exercise price of these options was determined by the Company to reflect the fair value of the common stock as of December 31, 2000. These options have been cancelled.

Note 8 - Reclassification

For comparability, prior period figures have been reclassified, where appropriate, to conform with the financial statement presentation used for the nine months ended September 30, 2002.


Note 9 - Commitments and contingencies

The Company accepts reservations for trips to the Manor in advance of customers' travel. As a result, the Company is obligated to provide air travel and other amenities associated with the trips. The Company prices its trips at a level expected to cover these costs and provide a profit, accordingly, no provision for these future costs has been made in these financial statements.


Note 10 - Unaudited interim financial statements

All unaudited interim financial statements included within these financial statements contain all adjustments (consisting of normal, recurring adjustments) that are necessary in management's opinion for a fair presentation of financial position and results of operations for all periods presented.

                       HARP & EAGLE, LTD. AND SUBSIDIARIES

Note 11 - Sales by region

                                                       Years Ended                   Nine-Month Period Ended
                                           ---------------------------------    --------------------------------
                                            December 31,        December 31,     September 30,     September 30,
                                                2001                2000             2002              2001
                                                ----                ----             ----              ----
       Domestic                             $   820,152         $   423,664       $   645,993      $   608,589
       Europe                                   591,728             437,999           447,247          476,519
                                            -----------         -----------       -----------       ----------
         Total                              $ 1,411,880         $   861,663       $ 1,093,240      $ 1,085,108
                                            ===========         ===========       ===========      ===========

                                                                       EXHIBIT A

                                1,000,000 SHARES
                                HARP & EAGLE LTD.
                                  COMMON STOCK

                             SUBSCRIPTION AGREEMENT

Harp & Eagle, Ltd.
1234 North Astor Street
Milwaukee, Wisconsin 53202

Gentlemen:

     The undersigned irrevocably subscribe(s) for and agree(s) to purchase _____ shares of common stock, par value $0.0001 per share ("Common Stock"), of Harp & Eagle, Ltd. ("Company"), to be registered in the name(s) of the undersigned at the address appearing below. Delivered concurrently herewith is payment in full for the Common Stock subscribed for, at the price of $6.00 per share (checks made payable to "Grafton State Bank, Escrow Agent"). The undersigned agree(s) that the Company has the right to reject this subscription for any reason and that, in the event of rejection, all funds delivered herewith will be promptly returned, without interest or deduction.

WITHHOLDING CERTIFICATION

     Each of the undersigned certifies under penalty of perjury that:

     (1) The Social Security Number or other Federal Tax I.D. Number entered below is correct.

     (2)  The undersigned is not subject to backup withholding because:

          (a) The IRS has not informed the undersigned that he/she/it is subject to backup withholding.

          (b) The IRS has notified the undersigned that he/she/it is no longer subject to backup withholding.

     NOTE: If this statement is not true and you are subject to backup withholding, strike out section (2).

REGISTRATION OF SECURITIES

     Common Stock is to be registered as indicated below. (Please type or print.)

----------------------------------


----------------------------------
              Name(s)                 ------------------------------------------
                                      Social Security or Federal Tax I.D. Number
----------------------------------
           Street Address
                                      Telephone Number  (   )
----------------------------------                           -------------------
       City, State, Zip Code



OWNERSHIP:  [ ] Individual   [ ] Marital Property
[ ] Joint Tenants with Right of Survivorship [ ]Tenants in Common
[ ] Corporation   [ ] Partnership   [ ] Trust  [ ] IRA/Qualified Plan  [ ] Other

     If Common Stock is to be registered jointly, all owners must sign. For IRAs/Qualified Plans, the trustee must sign. Any registration in the names of two or more co-owners will, unless otherwise specified, be as joint tenants with rights of survivorship and not as tenants in common. Each subscriber certifies that he/she/it has full capacity to enter into this Agreement. This subscription is subject to acceptance by the Company and will not be accepted unless accompanied by payment in full.

SUBSCRIBER SIGNATURES

INDIVIDUALS (All proposed record holders must sign.)

Dated:
       -----------------------------------------

------------------------------------        ------------------------------------
            (Signature)                                (Signature)


------------------------------------        ------------------------------------
        (Print or Type Name)                       (Print or Type Name)

CORPORATIONS, PARTNERSHIPS, TRUSTS AND IRAS/QUALIFIED PLANS (Certificate of Signatory must be completed.)

Dated:
       -----------------------------        ------------------------------------
                                               (Print or Type Name of Entity)


                                     By:
                                        ----------------------------------------
                                        (Signature of Authorized Representative)

                            CERTIFICATE OF SIGNATORY


     I,                                                   , am the
        --------------------------------------------------
        (Print or Type Name of Authorized Representative)
                                  of
---------------------------------   ------------------------------------------
(Print or Type Title or Position)    (Print or Type Name of Subscribing Entity)
("Entity").


     I certify that I am fully authorized and empowered by the Entity to execute this Subscription Agreement and to purchase Common Stock, and that this Subscription Agreement has been duly executed by me on behalf of the Entity and constitutes a valid and binding obligation of the Entity in accordance with its terms.



                                     By:
                                        ----------------------------------------
                                        (Signature of Authorized Representative)


ACCEPTANCE

     Subscription _ accepted _ rejected as of                   .
                                              ------------------
                                                              HARP & EAGLE, LTD.



                                            By:
                                               ---------------------------------
                                               (Signature of Authorized Officer)

                              [Outside back cover]

                           [Insert Harp & Eagle logo]